UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RENASANT CORPORATION

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RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

March 14, 2019
Dear Shareholder:
On behalf of the board of directors, we cordially invite you to attend the 2019 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 23, 2019 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. The formal notice of the annual meeting appears on the next page.
At the annual meeting, you will be asked to (1) elect one Class 1 director, to serve a two-year term expiring in 2021, (2) elect five Class 2 directors, each to serve a three-year term expiring in 2021, (3) adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement, (4) ratify the appointment of HORNE LLP as our independent registered public accountants for 2019, and (5) transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.
On March 14, 2019, we posted on our internet website, http://www.envisionreports.com/RNST, a copy of our proxy statement and proxy card for the 2019 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2018 (which serves as our Annual Report to Shareholders), and we mailed these materials to our shareholders who are individuals and owners of record of our stock. On the same date, institutional shareholders who are owners of record of our stock and other shareholders who previously elected to receive our proxy materials over the internet were mailed a notice containing instructions on how to access our proxy materials and vote online.
You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy card, you may vote by signing, dating and mailing the accompanying proxy card in the envelope provided. Further voting instructions can be found beginning on page 52 of the proxy statement. As always, if you are the record owner of our stock, you may vote in person at the annual meeting.
On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.
Sincerely,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING

TIME AND PLACE	1:30 p.m., Central time, on Tuesday, April 23, 2019
Renasant Bank
209 Troy Street
Tupelo, Mississippi 38804-4827

ITEMS OF BUSINESS	1. To elect one Class 1 director who will serve a two-year term expiring in 2021;

2.	To elect five Class 2 directors who will each serve a three-year term expiring in 2022;

3.	To adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers;

4.	To ratify the appointment of HORNE LLP as our independent registered public accountants for 2019; and

5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 22, 2019.

ANNUAL REPORT
If you received a paper copy of the proxy statement and proxy card, our Annual Report on Form 10-K for the year ended December 31, 2018, which serves as our Annual Report to Shareholders but is not part of our solicitation materials, is also enclosed. Our proxy statement, proxy card and Annual Report are also accessible at http://www.envisionreports.com/RNST.

PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy statement, you may vote your shares by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions about the three methods of voting are contained in the proxy statement. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,
C. Mitchell Waycaster
President and Chief Executive Officer
Tupelo, Mississippi
March 14, 2019

Important Notice Regarding the Availability of Proxy Materials for
the Shareholders Meeting to be held on April 23, 2019:

Renasant's 2019 proxy statement and proxy card and its Annual Report on Form 10-K for the year ended December 31, 2018 are available at http://www.envisionreports.com/RNST

i

In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us” or the “Company,” and Renasant Bank is referred to as the “Bank.”
We are providing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the 2019 Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 23, 2019 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, including any adjournments or postponements of the meeting.
As permitted by Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2018, which serves as our Annual Report to Shareholders, available to our shareholders electronically. On March 14, 2019, we posted these materials on our internet website, http://www.envisionreports.com/RNST, and we mailed a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online to institutional and other shareholders who previously elected to receive our proxy materials over the internet. We also mailed this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2018, to individual shareholders on the same date.

ii

PROXY SUMMARY
This section of our proxy statement is a summary of the proposals to be voted on at our annual meeting and our voting procedures. This section also describes the completion of our succession plan and provides select 2018 financial information that is intended to illustrate our ongoing commitment to link our performance and executive pay. More information about these and other matters is contained in the remainder of this proxy statement. Please review the entire proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018 before you vote.
VOTING
Proposals. Four proposals will be voted on at our annual meeting of shareholders:

	More Information	Board Recommendation
Proposal 1	Page 54	FOR the nominee
Election of Class 1 Director (one nominee)

Proposal 2	Pages 54-55	FOR each nominee
Election of Class 2 Directors (five nominees)

Proposal 3	Page 55	FOR
Approval of an advisory resolution approving the compensation of our named executive officers

Proposal 4	Page 55	FOR
Ratification of the appointment of HORNE LLP as our independent registered public accountants for 2019
Voting Procedures. Votes may be cast in any of the following ways:

•
Using the internet, at www.envisionreports.com/RNST. To vote via the internet, you will need the control number that is included on your proxy card or in the Notice, which was furnished to our institutional shareholders and shareholders who elected to receive proxy materials over the internet on March 14, 2019.

•	Using a toll-free telephone number, at 1-800-652-VOTE (8683). You will need the control number that is included on your proxy card or in the Notice.

•	By completing and mailing your proxy card to the address included on the card, if you received a paper copy of the proxy statement and proxy card.

•	In person, if you attend our annual meeting and are the record owner of our common stock or you obtain a broker representation letter from your bank, broker or other holder of our common stock.
It is important that your shares be represented and voted at our annual meeting. More information about our voting procedures, attendance at our meeting and revoking a proxy previously given may be found below in the “Voting Your Shares” section below.
COMPLETION OF OUR SUCCESSION PLAN
One of the Company’s most important strategic objectives has been the orderly succession of Mr. McGraw as our chief executive officer. The succession was completed as of May 1, 2018, when Mr. McGraw transitioned to the position of executive chairman, and C. Mitchell Waycaster assumed the position of our chief executive officer, and our chief financial officer, Kevin D. Chapman, fully assumed the position as our chief operating officer.

2018 FINANCIAL PERFORMANCE AND RELATIONSHIP TO COMPENSATION
Maintaining the Link Between Pay and Performance. Like his predecessor, Mr. Waycaster has continued to drive increases in shareholder value. As the tables below indicate, in 2018 our diluted earnings per share again increased compared to the prior year. Total shareholder return decreased from 2017 to 2018, but we believe this decline is attributable to the decline in the market price of our common stock over the course of 2018, similar to the decline in financial institution stock prices generally during 2018. The compensation paid to our chief executive officer has remained relatively stable, with the amount of compensation we paid to Mr. Waycaster during 2018 somewhat below that paid to his predecessor, Mr. McGraw, in 2017.
During the same period, in addition to our diluted EPS growth, our return on assets and return on equity have also increased, as demonstrated in the table below:

	Year Ended December 31,
	2018	2017	2016	2015	2014
Diluted EPS (GAAP)	$2.79	$1.96	$2.17	$1.88	$1.88
Diluted EPS, with exclusions (non-GAAP)(1)(2)	$3.00	$2.42	$2.31	$2.11	$1.89
Return on Average Assets (GAAP)	1.32%	0.97%	1.08%	0.99%	1.02%
Return on Average Tangible Assets, with exclusions (non-GAAP)(1)(2)	1.58%	1.32%	1.28%	1.23%	1.16%
Return on Average Shareholders’ Equity (GAAP)	8.64%	6.68%	8.15%	7.76%	8.61%
Return on Average Tangible Shareholders' Equity, with exclusions (non-GAAP)(1)(2)	17.14%	14.48%	16.23%	16.10%	16.37%

(1)
Exclusions include charges with respect to which we are unable to accurately predict when these charges will be incurred or, when incurred, the amount of the charge. For 2018, these charges were merger and conversion expenses on an after-tax basis.

(2)
Diluted EPS, with exclusions, return on average tangible assets, with exclusions, and return on average tangible shareholders’ equity, with exclusions, are non-GAAP financial measures used by management to evaluate ongoing operating results and to assess ongoing profitability. For a reconciliation of these measures to their most comparable GAAP measures, please see (a) with respect to 2016, 2017 and 2018, as to diluted EPS, the “Results of Operations-Net Income” section and, as to return on average tangible assets and return on average tangible shareholders’ equity, the “Non-GAAP Financial Measures” section, each in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in our Annual Report on Form 10-K for the year ended December 31, 2018, and (b) with respect to 2014 and 2015, as to diluted EPS, the “Results of Operations-Net Income” section and, as to return on average tangible assets and return on average tangible shareholders’ equity, the “Non-GAAP Financial Measures” section, each in Item 7, Management’s Discussion and

Analysis of Financial Condition and Results of Operations, in our Annual Report on Form 10-K for the year ended December 31, 2016.
Additional 2018 Results. In 2018, the Company also completed certain strategic objectives and achieved favorable operational and financial results:

✓
We recorded our highest level of annual earnings in 2018, with net income of $146.9 million, marking our sixth consecutive year of record net income. Our diluted EPS of $2.79 represented an $0.83 improvement over 2017. Our 2017 diluted EPS was impacted by our writedown of our net deferred tax assets stemming from changes in tax rates effected by the Tax Cuts and Jobs Act enacted in December 2017. However, even excluding the $0.31 reduction to diluted EPS as a result of the deferred tax asset writedown, our 2018 diluted EPS grew approximately 23% from 2017.

✓
We completed our acquisition of Brand Group Holdings, Inc. and its subsidiary The Brand Banking Company (which we refer to collectively as “Brand” in this proxy statement) on September 1, 2018. By acquiring Brand, we added 13 locations throughout the greater Atlanta area, one of our strategic growth markets. Also, as of the acquisition date (and prior to purchase accounting adjustments), we acquired $2.0 billion in assets, including $1.6 billion in loans, and $1.7 billion in deposits.

✓	We increased our annual dividend twice in 2018. The annual dividend now stands at $0.84 per share, an approximately 10% increase from 2017.

✓
In 2018, in addition to the new locations added in the Brand merger, we expanded our geographic footprint in Tennessee and Georgia through new branch openings, and we also added market leaders and producers throughout our footprint, which, together with production from our existing locations, contributed to our non-purchased loan growth of over 14% from 2017.

✓
Our asset quality metrics continued to remain strong in 2018. Total non-purchased non-performing assets remained flat from December 31, 2017 to December 31, 2018 even as our total assets increased. Net loan charge-offs were 0.05% of average loans for 2018 compared to 0.06% of average loans for 2017. As a percentage of total assets, all credit metrics, including nonperforming assets, loans 30-89 days past due and our internal watch list were at or near historical lows at the end of 2018.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS
GOVERNING DOCUMENTS AND PRACTICES
Code of Ethics. We expect our directors, officers and employees to act and make decisions that are in our best interests, and we discourage situations which present a conflict between our interests and their own personal interests. Under our Code of Business Conduct and Ethics, our “Code of Ethics,” our directors, officers and employees may not engage in any business or conduct, or enter into any contract or arrangement, that would give rise to an actual or potential conflict of interest without the prior approval of our board or other appropriate supervisor. We require our directors, officers and employees to annually certify that they have read and understand their obligations under the Code of Ethics. A copy of our Code of Ethics is available at www.renasant.com by clicking on “Corporate Overview” under the “Investor Relations” tab, then clicking on “Governance Documents” and then “Code of Ethics.”
Committee Charters. The board of directors has five standing committees: an executive committee, an audit committee, a compensation committee, an enterprise risk management committee, or “ERM committee,” and a nominating and corporate governance committee, or “nominating committee.” Each committee is governed by a written charter, copies of which are available at www.renasant.com, by clicking on “Corporate Overview” under the “Investor Relations” tab, then on “Governance Documents” and then selecting the desired charter.
Insider Trading Policy. The board of directors has adopted a policy designed to prevent insider trading of our securities. Our insider trading policy generally prohibits our directors, officers and employees, their immediate family members and entities that they control from purchasing or selling our securities while in possession of material nonpublic information and from disclosing material nonpublic information to third parties. An additional restriction applies to our directors, senior executive officers and certain other individuals, such as senior accounting staff: these individuals may trade in our securities only during a “trading window” (and provided that he or she is not otherwise in possession of material nonpublic information). The trading window opens two trading days after our quarterly earnings release and closes early in the last month of each quarter. Annually our directors, officers and employees must certify that they have reviewed our insider trading policy and understand their obligations under the policy.
In 2018, the board approved updates to our insider trading policy. The board added a “pre-clearance” requirement, applicable to those individuals who may trade only during a trading window, whom we refer to as “covered persons.” Under this requirement, a covered person may not trade in our securities, even during an open trading window, unless a committee made up of our chief operating officer, our chief accounting officer and our governance counsel approves the transaction. This pre-clearance requirement enhances our efforts to prevent insider trading by giving us the opportunity to evaluate a proposed trade in advance and independently decide whether the covered person possesses material nonpublic information even though the trading window is open. The insider trading policy was also updated to clarify that a significant cybersecurity incident or disruption to our information technology infrastructure constitutes a “material” event that precludes trading in our securities until appropriate disclosures have been made.
Review and Approval of Related Person Transactions. The board of directors is responsible for reviewing and approving or ratifying all material transactions between us or our subsidiaries and any of our directors or executive officers, their immediate family members and businesses with which they are associated (we refer to these persons and entities as “related persons”). The board reviews transactions involving related persons to ensure that the terms of any such transaction are substantially the same as the terms that would be expected if the transaction were with a person or entity that is not related to us or the Bank. To identify related person transactions, each year we require our directors and executive officers to complete Director and Officer Questionnaires. These questionnaires require our directors and executive officers to list all related persons and any transactions with us in which a related person has an interest. In addition, we review loan and deposit balances as well as accounts payable to our vendors to identify relationships with related persons. When the board reviews and approves or ratifies related person transactions, the director or executive officer associated with the matter is not present while discussions and deliberations are held and, if the transaction involves a director, this director must abstain from voting on the matter. The types of transactions that must be reviewed and approved or ratified include extensions of credit, real property leases and other business relationships.
Other than our Code of Ethics, our related person transaction policy is not in writing. However, we have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs loans by the Bank to its executive officers, directors and principal shareholders).

BOARD GOVERNANCE
Retirement Policy. Our Amended and Restated Bylaws, which we refer to as our “Bylaws,” include a written retirement policy applicable to our board of directors:

•	A director may not stand for election after reaching age 72; and

•	Any director who attains age 72 during his or her elected term may serve only until the next regular meeting of our shareholders.
The board may waive the requirement and permit a director to stand for reelection after he or she reaches the age of 72, or the board may waive the requirement that a director who has attained 72 resign at the next regular meeting of shareholders. To be effective, a waiver must be approved by the affirmative vote of at least two-thirds of the directors then in office, excluding the director to whom the waiver vote applies. Mr. McGraw is age 72. At its January 2019 meeting, our board unanimously voted to nominate Mr. McGraw for election as a Class 2 director. Accordingly, assuming Mr. McGraw is elected at the annual meeting, he may serve as a director until the 2020 annual meeting (rather than the 2022 annual meeting, as is the case for our other Class 2 director nominees), subject to his receipt of a waiver from the board allowing him to serve an additional year.
A waiver applies only until the next regular meeting of our shareholders, when the board may again waive the requirement that a director who has attained age 72 resign from the board. In no event may a director receive more than three waivers, with the result that all of our directors must cease to serve as of the regular meeting of shareholders that follows the attainment of age 75.
Director Stock Ownership Guidelines. Our board has adopted stock ownership guidelines that require our non-employee directors to own a substantial number of shares of Renasant common stock. The board believes that ownership of our stock achieves two important goals: (1) it demonstrates to our shareholders and the investing public the directors’ commitment to and belief in the long-term value of our stock and (2) it enhances the alignment of our directors’ financial interests with those of our shareholders.
The stock ownership guidelines were most recently updated in February 2019. Under the current guidelines, within five years of becoming a director, each non-employee director must own stock with a value equal to at least three times the annual cash retainer. In addition, within the first year of his or her election or appointment to the board, a director must own at least 500 shares of common stock, regardless of value. Shares that a director has pledged do not count toward his or her required minimum ownership levels.
Based on an annual cash retainer of $40,000 (the retainer for 2019), the guidelines require directors with at least five years of service to own Renasant common stock with a value of at least $120,000. Using our stock price as of March 4, 2019, all of our directors own at least $192,130 of our common stock, except for Sean M. Suggs and Connie L. Engel, who joined the board in May and September 2018, respectively. Mr. Suggs and Ms. Engel both own at least 500 shares of our stock.
Board, Committee and Director Performance Assessments. As part of its effort to ensure that the Company has a high-functioning board with the collective knowledge, experience and skills necessary to guide a financial institution such as Renasant, our nominating committee annually conducts a board assessment that has been developed and is administered by an independent third party. As part of the assessment, each director is asked to provide, on an anonymous basis, his or her opinions on various topics, including: (1) the interaction between the board and management, (2) the organization of the board, (3) the conduct of board and committee meetings, (4) each director’s fulfillment of his or her responsibilities as a director and (5) director compensation. After analyzing the results, the nominating committee makes recommendations to improve the operations of the board and to address any deficiencies that have been identified during the assessment process.
In addition to the assessment of the entire board, the nominating committee facilitates a peer assessment of each director whose term in office is expiring at the next annual meeting. For this assessment, the nominating committee asks each director to assess the individual contribution to the board and participation in board and committee meetings and other board activities, among other things, of each director whose term in office is expiring. The committee uses this information as one tool in determining whether a director whose term is expiring should be nominated for reelection.
Finally, most committees of the board annually perform a self-assessment. These committee self-assessments are designed to elicit input from committee members regarding the efficiency of the committee’s operations and ways that the committee can better fulfill its particular obligations. We expect the committees that do not already conduct annual self-assessments to have an assessment process in place before the end of 2019.
BOARD OF DIRECTORS
Structure. There are currently 15 members of our board of directors, divided into three classes:

Class 1	Class 2	Class 3
Donald Clark, Jr.	John M. Creekmore	Marshall H. Dickerson
Albert J. Dale, III	Jill V. Deer	R. Rick Hart
John T. Foy	Neal A. Holland, Jr.	Richard L. Heyer, Jr.
C. Mitchell Waycaster	E. Robinson McGraw	J. Niles McNeel(1)
Connie L. Engel	Sean M. Suggs	Michael D. Shmerling

(1)	Mr. McNeel will retire effective as of the annual meeting, as required pursuant to our retirement policy.
The current term of office for our Class 1 directors expires at the 2021 annual meeting; the current term of office for our Class 2 directors expires at the 2019 annual meeting; and the current term of office for our Class 3 directors expires at the 2020 annual meeting.
After our annual meeting and assuming that all of our nominees are elected, the board will have 14 members, which the board has determined is an appropriate number to fulfill its responsibilities in light of our current and anticipated size and nature of operations. The board will remain divided into three classes, with five Class 1 directors, five Class 2 directors and four Class 3 directors.
Meetings. Our board held 13 meetings in 2018. All directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served. The members of the board who are “independent directors” under the Listing Rules of the NASDAQ Stock Market, LLC, or Nasdaq, met in executive session six times during 2018. We do not have a policy requiring director attendance at our annual meeting. All of our current directors attended the 2018 annual meeting, and we expect our entire board to attend this year’s annual meeting.
BOARD LEADERSHIP STRUCTURE
Our executive chairman serves as chairman of the board, and the board has appointed a lead director.
Chairman. E. Robinson McGraw, our executive chairman, serves as chairman of the board of the Company and the board of the Bank. We have retained Mr. McGraw as chairman of the board following his transition from our chief executive officer to our executive chairman because we believe this structure continues to enhance the board’s operations. Mr. McGraw serves as an effective bridge between our non-employee directors and management. As executive chairman, Mr. McGraw remains significantly involved, with Mr. Waycaster and the rest of Renasant’s senior executive management, in developing Renasant’s strategic plan and implementing the steps needed to achieve the goals set forth in the strategic plan. In addition, Mr. McGraw is able to provide critical insight on the current state of our overall operations, future prospects and the risks faced by the Company and the Bank. With such a deep knowledge of the Company and the Bank, Mr. McGraw is ideally suited to leading the board’s discussions.
Lead Director. John M. Creekmore serves as “lead director” of our board of directors and is a member of the board’s executive committee. The members of the board who meet the definition of “independent director” under the Nasdaq Listing Rules select our lead director; no lead director is required if the chairman qualifies as an “independent director.”
The lead director serves as an independent counterbalance to the chairman of the board and essentially as a co-equal. Mr. Creekmore has been a director since 1997, predating Mr. McGraw’s (and Mr. Waycaster’s) service on the board, which we believe adds weight to his independent voice on the board. The duties of the lead director are described in our Bylaws and include the following:

•	With the chairman, scheduling and setting the agenda for board meetings;

•	Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;

•	Determining the appropriate materials to be sent to directors for all meetings;

•	Acting as a liaison between the board and the chief executive officer and our other executive officers;

•	Assisting the compensation committee in evaluating the chief executive officer’s performance;

•	Assisting the nominating and corporate governance committee in its annual assessment of the board’s committee structure and each committee’s performance; and

•	Overseeing the board’s communications with our shareholders.
In addition, the lead director may call the board into executive session (that is, a meeting of only those directors who are “independent directors”) to discuss matters outside the presence of the chairman and other non-independent directors. The lead director is also expected to familiarize himself with the Company, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance.
BOARD COMMITTEES
The current members of each of our Executive, Audit, Nominating and Corporate Governance, Compensation and Enterprise Risk Management Committees, and a brief description of each committee’s function, are discussed below:

Executive Committee
John M. Creekmore, Chair
The executive committee exercises the power and authority of the full board of directors between scheduled board meetings. Among other things, the executive committee takes a lead role in succession planning for our senior management. The ability of the executive committee to act is subject to limitations imposed under Mississippi law and the committee’s charter.
The executive committee is comprised of the chairman of the board, the lead director, the chief executive officer and three additional directors who are “independent directors” as defined in the Nasdaq Listing Rules. During 2018, the committee held 15 meetings.

Neal A. Holland, Jr., Vice-Chair
Albert J. Dale, III
John T. Foy
E. Robinson McGraw
C. Mitchell Waycaster

Audit Committee
John T. Foy, Chair	The audit committee's responsibilities include the following:
Marshall H. Dickerson, Vice-Chair	•	Appointing, compensating and overseeing our independent registered public accountants;
Jill V. Deer
Connie L. Engel	•	Monitoring the integrity of our financial reporting process and system of internal controls;
J. Niles McNeel
Michael D. Shmerling	•	Monitoring the independence and performance of our independent registered public accountants and internal auditing department;

	•	Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;

	•	Facilitating communication among our independent registered public accountants, management, the internal auditing department and the board of directors; and

•
Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The sections below titled “Report of the Audit Committee” and “Independent Registered Public Accountants” describe the actions taken in 2018 and the committee's processes.

Each member of our audit committee is an “independent director” within the meaning of the Nasdaq Listing Rules, satisfies the other requirements for audit committee membership under the Nasdaq Listing Rules and meets all independence requirements under SEC regulations. The board has determined that Mr. Shmerling qualifies as an “audit committee financial expert” under applicable SEC regulations and satisfies the financial sophistication requirements under the Nasdaq Listing Rules. During 2018, the committee held 18 meetings.

Nominating and Corporate Governance Committee
Neal A. Holland, Jr., Chair
The nominating committee evaluates, nominates and recommends individuals for membership on our board of directors and the board’s committees. Specific information about our director selection process is below under the heading “Director Selection.” In addition, the committee oversees the formation and implementation of our governance policies, including our stock ownership guidelines and the annual board and director performance assessments. More information about our stock ownership guidelines and these assessments may be found above under the “Board Governance” heading in the paragraphs titled “Director Stock Ownership Requirements” and “Board and Director Performance Assessments,” respectively.
Each member of the nominating committee is an “independent director” under the Nasdaq Listing Rules. During 2018, the committee held 11 meetings.

John M. Creekmore, Vice-Chair
Marshall H. Dickerson
John T. Foy
Michael D. Shmerling

Compensation Committee
Albert J. Dale, III, Chair
The compensation committee’s primary functions are setting our compensation strategy and administering the compensation of our named executive officers. The “Compensation Discussion and Analysis,” or CD&A, section below explains the compensation committee’s processes and procedures and discusses its specific decisions with respect to 2018 compensation.
Each member of the committee is an “independent director” within the meaning of the Nasdaq Listing Rules and a “non-employee director” under SEC regulations. In determining independence, the board considered each member’s ability to be independent from management in light of his relationships with us and the Bank,  including any compensation (such as consulting, advisory or other compensatory payments), received from us or the Bank, whether the member is considered our affiliate and additional relevant factors. The committee met six times during 2018.

Richard L. Heyer, Jr., Vice-Chair
J. Niles McNeel
John M. Creekmore
Neal A. Holland, Jr.

Enterprise Risk Management (ERM) Committee
Michael D. Shmerling, Chair
The ERM committee has overall responsibility for our enterprise-wide risk assessment management and oversight process. More information about the Company’s risk assessment process and the role of the committee may be found below under the heading “Role of the Board in Risk Oversight.”
Each member of the ERM committee is an “independent director” as defined under the Nasdaq Listing Rules. During 2018, the committee held four meetings.

John T. Foy, Vice-Chair
John M. Creekmore
Albert J. Dale, III
Marshall H. Dickerson
Richard L. Heyer, Jr.
Neal A. Holland, Jr.
We update our corporate website, www.renasant.com, to reflect any changes in the membership of these committees. You can find this information by clicking on “Corporate Overview” under the “Investor Relations” tab, then clicking on “Committee Charting.”
ROLE OF THE BOARD IN RISK OVERSIGHT
Our full board of directors is ultimately responsible for the oversight and management of our risk management and mitigation functions. To identify and mitigate risk, the board primarily acts through a committee structure, as detailed below. At least annually the full board receives presentations from management on the processes and procedures that we have implemented to identify and mitigate various risks facing the Company. These presentations assist our directors not only in performing their risk-oversight responsibilities on various committees but also reviewing on an informed basis the work of committees on which they do not serve. In 2018, among other topics, our chief risk officer detailed our enterprise risk management program, our chief credit officer outlined our credit underwriting and administration program and our chief technology officer gave a presentation on our current cybersecurity infrastructure and the planned enhancements thereto.
The board’s ERM committee is primarily responsible for identifying enterprise-wide risks (including cyber-security risks), assessing how each risk might affect other risks and facilitating the Company’s operations within risk tolerance levels that are established by management and reviewed by the board. The committee oversees and assists management in the risk assessment process and the implementation of comprehensive risk management processes and procedures, it validates risk tolerance levels suggested by management, and it reviews and adopts policies, procedures and controls that are intended to mitigate risk.
The ERM committee generally addresses enterprise-wide risk. Other standing committees, working with management committees that report to these committees, are used to identify and mitigate more specific risks, including:

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The audit committee, which focuses on financial reporting and operational risk. This committee meets regularly with management, our independent registered public accountants and our internal auditors to discuss the integrity of our financial reporting processes and internal controls and the steps taken to monitor and control related risks. In addition, at almost every meeting the committee receives a management presentation designed to give the committee a better understanding of our operations and how the subject of the presentation impacts our overall operational risk. More information about the audit committee can be found above under the heading “Board Committees” and below in the “Report of the Audit Committee” and “Independent Registered Public Accountants” sections.

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The compensation committee, which evaluates risks associated with our executive compensation programs. The compensation committee is assisted by the incentive compensation committee, which is comprised of senior management and reports directly to the compensation committee. The incentive compensation committee reviews our cash and equity incentive compensation arrangements (for both executive and non-executive employees) to ensure that these arrangements appropriately balance risks and financial rewards in a manner that does not encourage or expose the Bank or the Company to imprudent risks, whether financial, credit, regulatory or otherwise. The steps we have taken to address risks associated with our executive compensation program are described in the CD&A section below. Other risk mitigation practices apply to specific groups of employees. For example, our lenders may be eligible for incentives based on their loan production. This creates a risk that a lender may try to make riskier loans to boost his or her incentive. We have addressed this risk by, among other things, requiring that a lender satisfy loan quality thresholds consistent with our overall goals for loan portfolio performance as a condition to his or her eligibility to receive an incentive payment. As another example, mortgage originators are compensated on a commission basis, based on the volume of loans originated. This creates a risk that employees may focus on higher income, non-minority areas, exposing us to criticism from a fair lending perspective, among other things. We have addressed this risk by imposing goals for low income and minority lending. On an ongoing basis, the incentive compensation committee monitors our incentive compensation arrangements to determine whether additional risk mitigants are necessary. The CD&A section provides more information about the activities of the compensation committee.

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The loan committee, which is primarily responsible for credit and other risks arising in connection with our lending activities and overseeing management committees that also address these risks. The loan committee’s work is supplemented by a number of management committees that report to it on various aspects of our lending activities, such as loss management.

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The investment committee, which monitors our interest rate and liquidity risk.  The committee has two primary goals with respect to risk oversight: (1) to structure our asset-liability composition in a way that maximizes our net interest income while minimizing the adverse impact of changes in interest rates on interest income and capital; and (2) to ensure that we have adequate sources of short and long-term liquidity both under the current interest rate environment and under various hypothetical interest rate scenarios.  The asset/liability committee, a management committee reporting to the investment committee, monitors our interest rate sensitivity and makes decisions relating to that process.

At each board meeting, each committee chair provides a report to the full board of directors on the committee’s specific risk oversight and mitigation responsibilities. To the extent that any risk reported to the full board needs to be addressed outside the presence of management, the board may call an executive session to discuss the issue.
In addition to our full board of directors and committee structure, Mr. Waycaster, as chief executive officer, oversees management’s role in the implementation of our risk management processes by ensuring access to adequate and timely reports and information, access to our employees and the prompt implementation of recommendations by our committees. Mr. Creekmore, as our lead director, is able to lead an independent review of the risk assessments developed by management and reported to the committees. Finally, we have a chief risk officer who leads management’s assessment of the risks we face, the determination of our risk tolerance levels and the implementation of effective risk management processes and procedures.

DIRECTOR SELECTION
The nominating committee evaluates and recommends potential new directors based upon the needs of the board and the Company. The committee’s objective is to craft a board composed of individuals with a broad mix of backgrounds and experiences and possessing, as a whole, the knowledge, skills and experience necessary to guide a publicly-traded financial institution like Renasant in the prevailing business environment.
Although there is no formal policy, the board and nominating committee, as well as our management, believe that board membership should reflect diversity in its broadest sense. The nominating committee considers a candidate’s gender, ethnicity, experience, education, geographic location and difference of viewpoint when evaluating his or her qualifications for election to the board.
In addition to the eligibility requirements included in our Bylaws, the following qualifications and qualities, among others, are evaluated by the nominating committee:

•	“Independence” within the meaning of the Nasdaq Listing Rules and SEC rules and regulations;

•	Experience in banking or in marketing, finance, legal, accounting or other professional disciplines;

•	Diversity of background and other characteristics that are reflective of our shareholders;

•	Familiarity with and participation in the local communities in which we do business;

•	Prominence and a highly-respected reputation in his or her profession;

•	A proven record of honest and ethical conduct, personal integrity and independent judgment;

•	Ability to represent the interests of our shareholders; and

•	Ability to devote time to fulfill the responsibilities of a director and to enhance their knowledge of our industry.
Usually, nominees for election to the board are proposed by the current members of the board or executive management. For example, Mr. Suggs, who joined the board in May 2018, was recommended by Messrs. McGraw and Waycaster. As to Ms. Engel, as part of our merger agreement with Brand, we agreed to appoint one Brand director to our board upon completion of the merger. After reviewing the qualifications of the members of Brand’s board and interviewing certain candidates, the nominating committee recommended the appointment of Ms. Engel to our board upon completion of the merger. The nominating committee will also consider candidates that shareholders and others recommend, and the committee uses the same criteria in assessing shareholder-recommended candidates as it does for candidates proposed by the committee or another board member. More information about the process for shareholder recommendations may be found below under the heading “Shareholder Communications” in the paragraph titled “Process for Shareholder Recommendations.”
DIRECTOR INDEPENDENCE
The board has determined that each of our directors (including Mr. McNeel, whose service on the board will cease after the annual meeting) is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, with the exception of Messrs. McGraw, Hart and Waycaster who are not independent directors because they are Renasant employees. In addition, the board previously determined that Hollis C. Cheek and Fred F. Sharpe, whose terms as directors ended as of the 2018 annual meeting, were independent directors under Rule 5605(a)(2) while they served on our board. When determining each director’s status as an “independent director,” the board evaluated the following relationships involving Renasant or the Bank:

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Transactions involving a director, members of his or her immediate family and business with which they are associated and the Company or the Bank (more information about these transactions may be found below under the headings “Indebtedness of Directors and Executive Officers” and “Other Related Person Transactions”).

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The Bank employs the sons of three of our directors: (1) Mr. Creekmore’s son works as a portfolio manager in the Bank's corporate banking department; (2) Dr. Heyer’s son is employed as an investment officer in the Bank’s wealth management division; and (3) Mr. Holland's son is a trainee in the Bank's wealth management division. None of these employees is considered an “executive officer” of the Company, nor did any of them receive compensation for 2018 at a level that would cause his employment to constitute a “related person” transaction under applicable SEC regulations. The compensation paid to each employee was consistent with the compensation paid to similarly-situated employees of the Bank.
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
Certain of our directors and executive officers, members of their immediate families and businesses with which they are associated are customers of the Bank and have entered into loan transactions with the Bank. These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank’s board of directors approved all such loans in accordance with the Federal Reserve’s Regulation O and other bank regulatory requirements.
OTHER RELATED PERSON TRANSACTIONS
In addition to the loan transactions described above, we have deposit and other financial services-related relationships in the ordinary course of the Bank’s business with our directors and executive officers, members of their immediate families and businesses with which they are associated, and we expect to engage in similar transactions with these persons in the future. All certificates of deposit and depository relationships with these persons were made in the ordinary course of the Bank’s business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.
In addition, in 2018 we entered into transactions in which Bartow Morgan, Jr., our chief commercial banking officer, has a direct or indirect material interest, or we became a party to transactions in which Mr. Morgan has a material interest as a result of the completion of the Brand acquisition on September 1, 2018. Our related person transactions involving Mr. Morgan are described below:

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Brand was party to real estate leases with entities owned by a trust of which Mr. Morgan is a trustee and an approximate 25% beneficiary (taking into account the interest of Mr. Morgan and his children) (together with his siblings) (this trust is referred to as the “Morgan Family Trust”), under which Brand leased from the entities owned by the Morgan Family Trust real estate on which a Brand branch was located. Upon the completion of the Brand acquisition, Renasant assumed these leases. The following table sets forth (1) the location of each of these branches; (2) the lease payments made in 2018; and (3) the payments due over the remaining terms of each of the leases, which expire at various times between 2022 and 2025 (amounts in the columns below include, to the extent known, triple net charges):

Branch Address	Lease payments in 2018(1)	Lease payments due from January 1, 2019 through remaining term of lease
2255 Buford Highway Buford, Georgia 30518	$407,549 (138,121)	$1,373,255
6224 Sugarloaf Parkway, 1st floor Duluth, Georgia 30097	$444,378 (139,713)	$1,493,860
6224 Sugarloaf Parkway, 2nd and 3rd floors Duluth, Georgia 30097	$500,172 (173,895)	$2,264,810
6515 Sugarloaf Parkway, Suites 150 and 160 Duluth, Georgia 30097	$68,106 (34,069)	$301,280
1255 Lakes Parkway, Buildings 100 and 200 Lawrenceville, Georgia 30043	$523,891 (175,641)	$2,656,121
1255 Lakes Parkway, Suites 110 and 180 Lawrenceville, Georgia 30043	$237,180 (79,750)	$1,206,131
480 Peachtree Industrial Boulevard Suwanee, Georgia 30024	$197,788 (67,309)	$560,319

(1)
Amounts in parenthesis represent the portion of the lease payments paid after September 1, 2018, the date on which we completed the Brand acquisition. The balance was paid by Brand prior to September 1, 2018.

On account of his understanding of the markets in which the above-listed branches operate, Mr. Morgan will likely play a role in determining whether the Bank should continue to maintain a branch in the market generally. He will not, however, participate in discussions as to whether to renew any expiring lease or find another location for the branch within the market. If management elects to renew an expiring lease, Mr. Morgan will not participate in the negotiations regarding the rent or the other terms and conditions of the lease renewal, which will ultimately be subject to final approval by our board.

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Brand Properties, LLC and Brand Real Estate Services, Inc., both of which are owned by the Morgan Family Trust, provided property management services for the above-listed branch locations and our Dacula, Georgia branch location to Brand, prior to September 1, 2018, and to us, after the completion of the Brand acquisition. In 2018, these entities were paid $33,358 in the aggregate for property management services, and we expect to pay an aggregate of approximately $139,000 to these entities over the remaining terms of the above leases for such services (these entities do not provide property management services with respect to any of our other locations). Additionally, Brand had contracted with Brand Properties, LLC to develop and construct its Dacula branch, which construction was completed in the summer of 2018. Brand Properties was paid an aggregate of $2,252,152 under this contract, of which $464,439 was paid after September 1, 2018.

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Brand maintained “split-dollar” insurance arrangements for the benefit of life insurance trusts established by Mr. Morgan and certain of his siblings, which we assumed upon the completion of the Brand acquisition. Under these arrangements, the trusts (whose beneficiaries were parties related to Mr. Morgan or his siblings) acquired and owned life insurance policies on the lives of Mr. Morgan and the siblings, and Brand was contractually obligated to pay the premiums. Upon the insured’s death or the earlier termination of the split dollar arrangements, each trust is obligated to repay to Brand (and now to us) the aggregate amount of the premium payments made on behalf of the trust or, under some of the arrangements, the cash surrender value of policy, if greater than the aggregate premiums paid. We intend to terminate these split-dollar insurance arrangements in a manner that avoids loss to the Company. In 2018, premium payments in the aggregate amount of $335,362 were made by Brand (prior to September 1, 2018) and Renasant (after the completion of the Brand acquisition), and we have made premium payments in the aggregate amount of $158,662 in the first two months of 2019.

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Upon the completion of our acquisition of Brand, GardenBrand, LLC, previously a wholly-owned subsidiary of The Brand Banking Company, became a wholly-owned subsidiary of the Bank. GardenBrand, LLC is party to a purchase and sale agreement with two entities owned by the Morgan Family Trust. Under this agreement, GardenBrand, LLC has agreed to sell a vacant lot in Atlanta, Georgia, to one of the entities owned by the Morgan Family Trust in exchange for the real estate, owned by the other entity owned by the Morgan Family Trust, on which the Bank’s branch in Suwanee, Georgia, is located and cash. The purchase and sale agreement was entered into in 2015; in November 2018 we agreed to extend the deadline for closing the transaction for six months. As a condition of the extension, $150,000 in earnest money was irrevocably released to us. Our executive committee reviewed and approved the terms of the proposed extension before we amended the purchase sale and agreement to provide for the extension.

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Brand owned warrants to purchase the common stock of a “fintech” company, and the Bank acquired these warrants upon the completion of the Brand acquisition. Our management decided to sell these warrants, which Mr. Morgan offered to purchase for their book value, which was $603,009. To evaluate Mr. Morgan’s offer, the board directed management to ascertain whether (1) there were any other parties interested in acquiring the warrants and (2) the Bank would be likely to obtain a better price than the price offered by Mr. Morgan. Management contacted investment bankers with knowledge of the industry in which this fintech company operates and was advised that, due to the speculative nature of the warrants and the fintech company’s operating results to date, the Bank was unlikely to find any other buyer for the warrants at all, much less a buyer willing to pay more than book value for the warrants. After receiving this advice, the board approved the sale of the warrants for $603,009 to an entity of which Mr. Morgan is a 50% owner. The sale was completed in December 2018.

LEGAL PROCEEDINGS INVOLVING A DIRECTOR OR EXECUTIVE OFFICER AND THE COMPANY OR THE BANK
We are not aware of any current legal proceedings where any of our directors, executive officers or other affiliates, any holder of more than 5% of our common stock, or any of their respective associates, is a party adverse to, or has a material interest adverse to, us, the Bank or any of our other subsidiaries.
SHAREHOLDER COMMUNICATIONS
Receipt of Proxy Materials. If you received a paper copy of this proxy statement, you can elect to receive future proxy materials over the internet. Please refer to your proxy card for instructions for requesting electronic delivery of our proxy materials. If you received the Notice of the electronic availability of our proxy materials, you may obtain a paper copy of the materials. Please refer to the Notice for instructions for ordering a paper copy of the proxy materials and selecting a future delivery preference.
Shareholder Questions. Although we have no formal policy, shareholders may send communications to the board and individual directors by contacting Kevin D. Chapman, our Chief Financial and Operating Officer, in one of the following ways:

•	By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Chief Financial Officer;

•	By e-mail to KChapman@renasant.com; or

•	By phone at (662) 680-1450.
Mr. Chapman will forward to the audit committee any communication concerning employee fraud or accounting matters, and he will forward to the full board any communication relating to corporate governance or requiring action by the board of directors. Mr. Chapman will respond to communications that may be addressed most effectively by management.
Process for Shareholder Recommendations. Shareholders may recommend candidates for election to the board of directors. Recommendations should be addressed to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Secretary. Recommendations must be submitted to us no earlier than December 25, 2019, and no later than January 24, 2020, for consideration as a possible nominee for election to the board at our 2020 annual meeting.
The advance notice and eligibility provisions that apply to shareholder recommendations of director candidates are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholder's notice must include the following information as to each nominee:

•	The reason for making the nomination;

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All arrangements or understandings between or among the recommending shareholder(s) and the nominee, as well as any information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder (and any beneficial owner on whose behalf the recommendation has been made) were the registrant;

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All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to the Exchange Act and the rules and regulations promulgated thereunder; and

•	The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.
A shareholder's notice must also include the name and address of the nominating shareholder and information relating to, among other things: (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interest in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder; and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by a shareholder in a contested election. If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner.
Shareholder Proposals for the 2020 Annual Meeting. At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors, a non-binding advisory resolution relating to our executive compensation and a proposal to ratify the audit committee’s appointment of our independent registered public accountants for the upcoming fiscal year. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.
Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2020 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2020 annual meeting is held within 30 days of April 23, 2019, shareholder proposals must be received by our Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November 15, 2019, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.
For any shareholder proposal to be presented in connection with the 2020 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, a shareholder must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.
Under our Bylaws, based upon the meeting date of April 23, 2019 for the 2019 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2020 Annual Meeting of Shareholders but not intending the proposal or nomination to be included in our proxy materials for such meeting must give written notice to our Secretary not earlier than the close of business on December 25, 2019, and not later than the close of business on January 24, 2020.
The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, a copy of which is available upon request. Requests should be sent to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827.

BOARD MEMBERS AND COMPENSATION
MEMBERS OF THE BOARD OF DIRECTORS
The following information sets forth each member of our board of directors who will continue after the 2019 annual meeting (ages are as of the meeting), assuming all of our nominees to the board are elected. The information below includes highlights of the specific experience, qualifications, attributes and skills that led us to conclude that each should be and remain a member of our board. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualities listed in the “Corporate Governance and Board of Directors” section under the heading “Director Selection” above.

Name	Age	Class	Background, Qualifications and Skills
Donald Clark, Jr. Director since 2017	69	1
Background:  Mr. Clark currently serves as Chairman of Butler Snow, LLP, the largest Mississippi-based law firm. As a member of the firm’s Public Finance and Incentives Group, Mr. Clark has extensive experience in municipal bonds, economic development incentives and government relations. Mr. Clark was appointed a director of the Company upon the completion of our acquisition of Metropolitan BancGroup, Inc. in July 2017.
Experience/Qualifications/Skills:  Mr. Clark is highly regarded in the legal profession. As Chairman of Butler Snow, he oversees the operations of a firm with over 350 attorneys located in 26 offices spread throughout the United States (as well as two international offices), many of which are located within the Bank’s footprint. This experience provides the board with insight on the needs of customers within many of our markets. As the leader of a law firm, Mr. Clark also can provide valuable input to the board on enterprise-wide risk management practices. Finally, Mr. Clark’s experience in public finance, economic development incentives and government relations makes him a resource to the board in these areas.

Albert J. Dale, III Director since 2007	68	1
Background: Mr. Dale has served as president of Dale, Inc. since 1985. Dale, Inc., located in Nashville, Tennessee, is a specialty contractor and a Marvin Windows and Doors, Kolbe Windows and Doors and Sierra Pacific Windows and Doors dealer in Tennessee, Kentucky and Alabama. He was appointed a director of the Company upon the completion of our acquisition of Capital Bancorp, Inc., or Capital, in July 2007.
Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

Name	Age	Class	Background, Qualifications and Skills
Connie L. Engel Director since 2018	66	1
Background:  Ms. Engel is a partner in the Atlanta Office Division of Childress Klein, Inc., a commercial real estate firm engaged in the development, management and leasing of commercial real estate throughout the Southeastern United States. Ms. Engel has been responsible for the development and leasing of the Atlanta Galleria Office Park located in Atlanta, Georgia, for over 25 years. Since 2005, Ms. Engel has served on the Board of Trustees of Kennesaw State University Foundation, Kennesaw, Georgia, as Chairwoman and trustee. She is the Vice Chair of the Cumberland Community Improvement District and currently serves on the Board of Directors of the Atlanta chapter of National Association of Corporate Directors.
Experience/Qualifications/Skills: Commercial real estate lending is a significant aspect of our operations. Ms. Engel's extensive experience in commercial real estate and development enables her to provide valuable insight with respect to our commercial real estate operations throughout our footprint, but particularly in the Atlanta metropolitan area, one of our most significant growth markets. In addition, Ms. Engel served on the audit committee of Brand prior the merger. We believe this experience allows her to be a valuable member of our audit committee.

John T. Foy Director since 2004	71	1
Background:  Since February 2008, Mr. Foy has been retired. From February 2004 until February 2008, he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004 he served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International was, and Lane Furniture Industries is, engaged in the manufacture of upholstered and wooden furniture.
Experience/Qualifications/Skills: Furniture manufacturing is a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general. Also, Mr. Foy’s experience as the president and a director of Furniture Brands International, Inc., which was a publicly-traded company during Mr. Foy’s tenure, provides him with insights on the operation of a company with diverse operations as well as on corporate governance.

C. Mitchell Waycaster Director since 2018	60	1
Background: Mr. Waycaster has served as our and the Bank’s Chief Executive Officer since May 1, 2018, and he has been President of the company and the Bank since January 2016. Prior to assuming his current position, Mr. Waycaster was our Chief Operating Officer since January 2016. Prior to being named President, Mr. Waycaster was our Executive Vice President since February 2003 and a Senior Executive Vice President since June 2005. He served as Chief Administrative Officer of the Bank from April 2007 to January 2016. Mr. Waycaster served as President of the Mississippi Division of Renasant Bank from January 2005 to April 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December 2004.
Experience/Qualifications/Skills: Mr. Waycaster has been an employee of the Bank for over 40 years. During that time, he has worked in virtually all of the Bank’s areas of operation. This experience gives Mr. Waycaster a detailed understanding of our operations as well as the opportunities and challenges that we face. Aside from Mr. McGraw, it is unlikely that any other Renasant employee has a better understanding of our history, our current operations and our future strategies than Mr. Waycaster. His insights are essential to assisting the board in developing and implementing our strategic plans.

Name	Age	Class	Background, Qualifications and Skills
John M. Creekmore Director since 1997	63	2
Background: Since June 2017, Mr. Creekmore has served as general counsel for United Furniture Industries, Inc. Prior to taking this position, Mr. Creekmore was the owner of the Creekmore Law Office, PLLC.
Experience/Qualifications/Skills: As general counsel of a large manufacturing enterprise, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. He also provides us with insights regarding the legal implications of our plans and strategies as well as internal operational matters. Finally, Mr. Creekmore works in Verona, Mississippi, and helps shape our policies with respect to our smaller markets.

Jill V. Deer Director since 2010	56	2
Background:  Ms. Deer is Vice President of Planning, Administration and Risk for Brasfield & Gorrie, L.L.C., one of the nation’s largest privately-held construction firms, with revenues in excess of $3 billion. Prior to joining Brasfield & Gorrie in 2013, Ms. Deer served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama, that owns, develops and manages commercial real estate. Ms. Deer joined Bayer Properties in 1999 to serve as an executive officer and general counsel of the company. Prior to that time, she was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.
Experience/Qualifications/Skills: The Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Furthermore, Ms. Deer’s professional experience in the real estate and construction industries gives the board an additional resource in understanding the risks and trends associated with commercial real estate, especially because Brasfield & Gorrie operates in many of the same markets in which Renasant is located.

Neal A. Holland, Jr. Director since 2005	63	2
Background: Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC and the owner of Miracle Mountain Ranch LLC. Mr. Holland was appointed a director of the Company upon the completion of our acquisition of Heritage Financial Holding Corporation in 2005.
Experience/Qualifications/Skills: Mr. Holland gives us valuable advice in shaping our policies and strategies in our Alabama markets. Mr. Holland’s service on the board and executive committee of Heritage Financial Holding Corporation, which we acquired in 2005, has given him added experience and insight to the risks associated with serving on the board of a publicly-traded financial institution. As the owner of multiple businesses, he also is able to add a borrower’s perspective to the board’s discussions.

Name	Age	Class	Background, Qualifications and Skills
E. Robinson McGraw Director since 2000	72	2
Background: Since May 1, 2018, Mr. McGraw has been Executive Chairman of the Company and the Bank. Prior to assuming this position, he served as our and the Bank’s Chief Executive Officer since 2000, and he served as our and the Bank’s President from 2000 to January 2016. Since June 2005, Mr. McGraw has served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming our Chief Executive Officer.
Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history, our current operations and our future plans than Mr. McGraw. His insight is an essential part of formulating our plans and strategies. Mr. McGraw’s legal background and years of experience with the Company provide the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

Sean M. Suggs Director since 2018	53	2
Background: Mr. Suggs has served as president of Toyota Mississippi since January 2018. In this role, he is responsible for all manufacturing and administration functions of Toyota’s Blue Springs, Mississippi, plant which produces the Toyota Corolla. Prior to this position, Mr. Suggs was vice president of manufacturing and administration at the Mississippi vehicle assembly plant. Prior to joining Toyota in 2014, Mr. Suggs served as director of strategy, administration and human resources at Nissan’s North American headquarters in Franklin, Tennessee, where he directed production quality at the company’s manufacturing and assembly plant in Canton, Mississippi. Before joining Nissan, Mr. Suggs worked for Toyota as team leader at its assembly plant in Princeton, Indiana, where, among things, he was named general manager of quality planning in 2008. In this leadership role, Mr. Suggs oversaw professional development, vehicle quality and manufacturing quality for current and new model production. Prior to joining the automotive industry, Mr. Suggs served eight years in the United States Army.
Experience/Qualifications/Skills: An automobile manufacturing plant is a complex operation, and the successful management of such an operation requires expertise in manufacturing technology, production quality and corporate leadership, among other things. We believe the skills that Mr. Suggs has acquired in overseeing manufacturing operations at Toyota’s plant in Mississippi will be very beneficial to the oversight of the Bank’s operations.

Marshall H. Dickerson Director since 1996	70	3
Background: Mr. Dickerson is retired. Prior to his retirement, he was the owner and manager of Dickerson Furniture Company, a company engaged in retail home furnishings sales until its closing in 2012.
Experience/Qualifications/Skills: Mr. Dickerson owned and operated his own business for over 33 years. As a former small business owner, he understands the capital needs and other challenges that many of our small business customers face on a daily basis; he also understands the services that a small business owner requires from its banking relationship. We believe that Mr. Dickerson’s insights on these topics help us tailor our products, as well as our customer service operations, to meet the needs of this important segment of our business.

Name	Age	Class	Background, Qualifications and Skills
R. Rick Hart Director since 2007	70	3
Background: Mr. Hart has served as Chairman of our Middle Tennessee Division since September 2018. Prior to this role, he was an Executive Vice President of the Company and President of the Northern Region of the Bank since October 2012. He served as the President of the Tennessee Division and Middle Tennessee Division of the Bank from July 2007 until October 2012. Prior to our acquisition of Capital, Mr. Hart served as chairman, president and chief executive officer of Capital Bank & Trust Company, in Nashville, Tennessee. Mr. Hart was appointed a director of the Company upon the completion of our acquisition of Capital in July 2007.
Experience/Qualifications/Skills: Mr. Hart brings the experience of a Nashville banker to the board, helping to formulate our plans for the Nashville market. Along with Messrs. McGraw and Waycaster, Mr. Hart serves as a liaison between the board and our employees, keeping the board abreast of employee concerns and morale.

Richard L. Heyer, Jr. Director since 2002	62	3
Background: Dr. Heyer has served as a physician and partner of Tupelo Anesthesia Group, P.A. since 1989. In addition, Dr. Heyer is President and co-owner of TAG Billing, LLC, a medical billing service provider in the medical industry.
Experience/Qualifications/Skills: Dr. Heyer’s experience in the medical industry brings a unique perspective to the challenges and opportunities that our board faces. Dr. Heyer’s background and experience is important in the formulation of board policy. Dr. Heyer is a business owner in the medical industry and adds this perspective to board discussions.

Michael D. Shmerling Director since 2007	63	3
Background: Mr. Shmerling has served as chairman of Choice Food Group, Inc., a manufacturer and distributor of food products, since July 2007 and chairman of Clearbrook Holdings Corp. (formerly XMI Holdings Inc.) since 1999. Mr. Shmerling previously served as a senior advisor to Kroll, Inc., a risk consulting company, from August 2005 to June 2007 and an executive vice president of Kroll, Inc. from August 2000 to June 2005. Effective as of May 2001, he also served as Chief Operating Officer of Kroll. Mr. Shmerling was appointed a director of the Company upon the completion of our acquisition of Capital in July 2007. Mr. Shmerling is also a director for Healthstream, Inc., a publicly-traded company.
Experience/Qualifications/Skills: Mr. Shmerling’s business and philanthropic endeavors in the Nashville market provide us with opportunities to create new business relationships and grow market share in this key area. In addition, his 39-year professional history as a licensed CPA (now inactive) in public and private practice provides the board with a broad range of financial knowledge and business acumen. Mr. Shmerling is experienced in assessing and mitigating risk and formulating policies designed to minimize risk exposure. In addition, his experience as an officer and director of publicly-traded companies gives the board another resource for issues specific to publicly-traded companies in the areas of financial reporting and corporate governance.

DIRECTOR COMPENSATION
Below is a description of the compensation we pay to our non-employee directors and the process we use to determine compensation. Directors who are also our employees, Messrs. McGraw, Waycaster and Hart, do not receive additional compensation for services rendered as directors; specific information about the compensation we paid to Messrs. McGraw, Waycaster and Hart for 2018 may be found below under the heading “Compensation Tables.”
Each year, our independent compensation consultant, Pearl Meyer & Partners, LLC, or “Pearl Meyer,” provides the compensation committee with information about peer group compensation practices and recommendations for our non-employee director compensation for the upcoming fiscal year. The compensation committee then recommends to our full board the non-employee director compensation for the upcoming year. At its December meeting, the board reviews the committee’s recommendations and ordinarily ratifies the recommended compensation. Any modifications are implemented after our annual meeting.
Compensation for our non-employee directors is generally set at a level that is at or near the median of the compensation paid to directors in our compensation peer group using information obtained from Pearl Meyer about the practices of companies in the group. More information about our compensation peer group can be found in the “Features and Objectives of Our 2018 Compensation Program” section of the CD&A section below under the heading “Peer Groups.” As a matter of policy, each of our non-employee directors receives an annual stock award with the same value. Annual cash retainers are the same, with the exception of our lead director and the chairs of our audit, executive, compensation, nominating and loan committees. Meeting fees are the same for committee members, but chairs may receive an additional amount. We do not pay special or strategic compensation (such as for the completion of a merger), make “one-time” payments, provide tax gross ups, negotiate additional fees or payments for individual directors or “benchmark” compensation to our compensation peer group.
The table below includes information about all of the compensation that was paid to our non-employee directors for services they rendered during our fiscal year ended December 31, 2018.

2018 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F
George H. Booth, II(1)	$17,542	$—	$861	$2,100	$20,503
Frank B. Brooks(1)	20,167	—	780	2,982	23,929
Hollis C. Cheek(1)	23,167	46,288	—	317	69,772
Donald Clark, Jr.	39,500	46,288	133	686	86,607
John M. Creekmore	66,500	46,288	2,649	7,967	123,404
Albert J. Dale, III	67,250	46,288	599	7,277	121,414
Jill V. Deer	53,750	46,288	—	738	100,776
Marshall H. Dickerson	69,250	46,288	—	8,732	124,270
Connie L. Engel	16,667	23,345	—	108	40,120
John T. Foy	63,000	46,288	—	8,732	118,020
Richard L. Heyer, Jr.	46,500	46,288	1,846	738	95,372
Neal A. Holland, Jr.	73,375	46,288	—	738	120,401
J. Niles McNeel	50,250	46,288	—	8,732	105,270
Hugh S. Potts, Jr.(1)	15,417	46,288	123	2,982	64,810
Fred F. Sharpe(1)	21,667	46,288	12	317	68,284
Michael D. Shmerling	58,750	46,288	—	8,042	113,080
Sean M. Suggs	21,417	35,029	—	314	56,760

(1)
Effective as of the 2018 annual meeting, Messrs. Booth and Brooks retired from our board, and Messrs. Potts, Cheek, and Sharpe ceased to serve on our board. The table above includes compensation paid for service on our board during 2018. Messrs. Potts, Cheek and Sharpe continued to serve on the Bank's board of directors and were compensated; therefore, the table does not include compensation for service on the Bank's board.

Compensation reported in the table above represents both cash payments and the value of other forms of payments and benefits as follows:

•
Column B - Fees Earned or Paid in Cash. Amounts in this column reflect the retainers and meeting fees we paid to our non-employee directors, which may be voluntarily deferred under our Deferred Stock Unit Plan or Directors’ Deferred Fee Plan, which are described below.

•	We paid the following retainers, prorated in the form of equal monthly payments:

•	All directors received a retainer the amount of $35,000;

•	Our lead director received an additional retainer in the amount of $12,000;

•	The chair of the audit committee received an additional retainer in the amount of $6,000; and

•	The chairs of the executive, compensation, nominating and loan committees each received an additional retainer in the amount of $3,000.

•	We also paid the following meeting fees:

•	Chairs who do not receive an additional retainer receive $750 for each meeting chaired; and

•	Members receive $500 for each meeting they attend.

•
Each of our non-employee directors who serves on one of our state bank boards was paid a $500 fee quarterly or when the board meets, a $125 fee in each month during which a meeting was not held, and a $200 fee for attendance at state bank board committee meetings.

•
Column C - Stock Awards. On April 24, 2018, each director, with the exception of Mr. Suggs and Ms. Engel, received a time-based restricted stock award of 1,010 shares of our common stock that will vest at the 2019 annual meeting. Mr. Suggs and Ms. Engel, who were appointed to our board in May 2018 and September 2018, respectively, received prorated time-based restricted stock awards that also will vest at the 2019 annual meeting. Column C reports the aggregate fair value of these awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation.” Dividends payable on restricted stock awards are not included in our fair value determination. Please refer to Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2018 for details regarding the assumptions used to derive the fair value of our restricted stock.

•
Column D - Changes in Pension Value and Nonqualified Deferred Compensation Earnings. Amounts in this column report above-market earnings on amounts deferred under the Directors’ Deferred Fee Plan. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. With the exception of Mr. Potts, who is a participant in a legacy pension plan, our non-employee directors do not participate in a pension plan or similar arrangement. The legacy plan in which Mr. Potts is a participant ceased to accrue benefits in 2008. Column D does not include the change in the actuarial present value of his accumulated benefit in this plan which was $(68,263) as of December 31, 2018.

•
Column E - All Other Compensation. Cash dividends paid on restricted stock awards are included in this column. The remaining amounts in this column reflect the value of other benefits we provide to our non-employee directors, which consist of the following:

•
Non-employee directors and their eligible dependents may elect to enroll in our medical and dental plans and pay full premiums for the coverage. Based on historical practice, we deduct a portion of the premiums from the cash payments we make to our electing directors, and a portion of the premiums are treated as imputed income that is applied to the cost of the premiums and reported as taxable income. Amounts in Column E represent the portion of the premium that we treat as imputed income.

•	We provide term life and accidental death and dismemberment insurance coverage to each director with a face amount of $10,000, at a cost of $25.

The Bank maintains two types of deferred compensation plans in which our non-employee directors may participate: the Deferred Stock Unit Plan, the “DSU Plan”, and the Director’s Deferred Fee Plan. Under the DSU Plan, deferred amounts are credited to a bookkeeping account that is deemed invested in units representing shares of our common stock and credited with dividend equivalent units when we pay cash dividends. Units are allocated based on a quarterly average market price. Under the Directors’ Deferred Fee Plan, deferred retainer and fees are notionally invested in investment alternatives substantially similar to those offered under our 401(k) plan or in the Moody’s Composite Yield on Seasoned Corporate Bonds, which was 3.94% in 2018. Benefits under either plan are payable when a director ceases to serve as a member of our board and may be paid in a lump sum or installments. Under the DSU Plan, benefits are paid in the form of shares of our common stock; under the Deferred Fee Plan, benefits are paid in cash.

EXECUTIVE OFFICERS
The names, ages (as of the annual meeting), positions and business experience of our principal executive officers, except for Messrs. McGraw, Hart and Waycaster, are listed below. Because they are also members of our board, information about these individuals appears above in the “Board Members and Compensation” section under the heading “Members of the Board of Directors.” All of our executive officers are appointed annually by our board and serve at the discretion of the board except for our “named executive officers,” who are Messrs. McGraw, Waycaster, Chapman, Hart, Cochran and Morgan, as well as Mr. Jeanfreau, each of whom is party to an employment agreement.

Name	Age	Position
Tracey Morant Adams	53
Our Executive Vice President and a Senior Executive Vice President of the Bank since April 2018. Ms. Adams has served as the Bank's Chief Community Development and Corporate Social Responsibility Officer since November 2016. Ms. Adams served as Senior Vice President of Small Business and Community Development from November 2013 until November 2016. Prior to joining the Bank in November 2013, Ms. Adams was Executive Director of Economic Development for The City of Birmingham, leading economic and community development projects.

Kevin D. Chapman	43
Our Executive Vice President since January 2011, Chief Financial Officer since October 2011 and Chief Operating Officer since May 2018. Mr. Chapman served as our Corporate Controller from May 2006 until October 2011. He has served as Senior Executive Vice President of the Bank since January 2011, Chief Financial Officer of the Bank since October 2011 and Chief Operating Officer of the Bank since May 2018. Since May 2018, he has also served as a director of the Bank. Mr. Chapman served as Chief Strategy Officer of the Bank from January 2011 until October 2011. He was a Senior Vice President of the Bank from January 2005 until July 2006, at which time he became an Executive Vice President and the Bank’s Chief Accounting Officer.

J. Scott Cochran	55
Our Executive Vice President since April 2007; he has served as Chief Community and Business Banking Officer since July 2017 and President of the Western Region of the Bank since October 2012. Mr. Cochran served as President of the Mississippi Division of the Bank from April 2007 to October 2012; he served as Administrative Officer of the Bank’s Corporate Banking Division from March 2005 to April 2007. Prior to March 2005, he served as Senior Commercial Lending Officer of the Bank.

Stephen M. Corban	63	Our Executive Vice President and General Counsel since July 2003; he has also served as Senior Executive Vice President and General Counsel of the Bank since January 2006.
James W. Gray	62
Our Executive Vice President since February 2003; he has also served as Senior Executive Vice President of the Bank since June 2005. Mr. Gray has served as Chief Revenue Officer of the Bank since October 2012. He served as Chief Information Officer of the Bank from March 2006 to October 2012, and was Strategic Planning Director from January 2001 until March 2006. Prior to January 2001, he served as the Bank’s Chief Operations Officer.

Mark W. Jeanfreau	44
Our Executive Vice President since September 2017; he has also served as Senior Executive Vice President and Governance Counsel of the Bank over the same period. Prior to joining us and the Bank, Mr. Jeanfreau was a partner in the law firm of Phelps Dunbar LLP, specializing in corporate governance, securities laws and mergers and acquisitions.

Stuart R. Johnson	65
Our Executive Vice President since February 2003; from April 2013 until January 2015 he served as Treasurer. From April 1996 until March 2013, he served (with Mr. Chapman after October 2011) as our Chief Financial Officer. Mr. Johnson has served as Senior Executive Vice President of the Bank since June 2005 and as Cashier and Chief Financial Officer of the Bank from April 1996 until January 2015, serving together with Mr. Chapman as Chief Financial Officer of the Bank from 2012 to 2015.

Name	Age	Position
David L. Meredith	52
Our Executive Vice President since January 2018; he has also served as the Bank's Chief Credit Officer over the same period. From August 2015 until January 2018, Mr. Meredith served as Senior Executive Vice President and Co-Chief Credit Officer of the Bank. From October 2013 until August 2015, he was Executive Vice President and Chief Credit Officer for the Western Division of the Bank. Mr. Meredith was Executive Vice President and Senior Credit Officer from January 2010 until October 2013.

Bartow Morgan, Jr.	46
Our Executive Vice President and the Bank’s Chief Commercial Banking Officer since September 2018. He has also served as a director of the Bank since September 2018. Prior to our acquisition of Brand, Mr. Morgan served as the chief executive officer and a director of Brand since 2002.

W. Mark Williams	56
Our Executive Vice President since July 2011; he has also served as Senior Executive Vice President and Chief Banking Systems Officer of the Bank since July 2014. Mr. Williams served as Senior Executive Vice President and Chief Information Officer of the Bank from October 2012 until July 2013. From July 2011 to October 2012 he served as President of the Georgia Division of the Bank. Mr. Williams served as the Bank’s Director of Credit Administration from March 2008 to July 2011. Prior to 2008 he served as the Bank’s Community Bank Performance Lending Support Officer.

Mary John Witt	59
Our Executive Vice President and the Bank’s Senior Executive Vice President and Chief Risk Officer since April 2014. Ms. Witt served as Executive Vice President and Chief Risk Officer of the Bank from March 2006 to April 2014. Prior to 2006 Ms. Witt was an internal auditor serving as Internal Audit Manager from August 1999 until March 2006.

COMPENSATION DISCUSSION AND ANALYSIS
The named executive officers, or “named executives,” whose compensation is administered by the compensation committee and determined under our executive compensation program are:

Named Executive	Title
E. Robinson McGraw	Executive Chairman
C. Mitchell Waycaster	President and Chief Executive Officer
Kevin D. Chapman	Chief Financial and Operating Officer
R. Rick Hart	Executive Vice President
J. Scott Cochran	Executive Vice President
Bartow Morgan, Jr.	Executive Vice President
Mr. Morgan began his employment with Renasant as of September 1, 2018, when we completed our acquisition of Brand. His compensation for 2018 was determined under the terms of an employment agreement with Renasant that we negotiated with him as part of the Brand acquisition. The compensation committee reviewed Mr. Morgan’s employment agreement, including his compensation, before the Brand acquisition was completed and his employment agreement was signed. We do not consider Mr. Morgan’s compensation to be part of our executive compensation program for 2018, and we have not described Mr. Morgan’s compensation in this CD&A. Mr. Morgan’s compensation in 2018 is described below under the heading “Compensation Tables.”
SAY-ON-PAY
At our 2018 annual meeting, approximately 33.7 million votes (or about 95.6% of all votes cast) were cast in favor of our non-binding resolution approving the compensation paid to our named executive officers during 2017. The compensation committee considered this vote to be an endorsement of our compensation program, including our balance between cash and equity and between performance and non-performance-based compensation. At our 2019 annual meeting, shareholders are being asked to adopt a non-binding resolution approving the compensation paid to our named executive officers in 2018, as discussed in more detail below in the “Proposals” section under the heading “Proposal 3 - Advisory Vote on Executive Compensation.”
CHANGES TO OUR PERFORMANCE INCENTIVES
Effective in 2018, we substantially modified our performance-based incentives, whether payable in cash or Renasant stock. Our changes are intended to strengthen the financial alignment of our executives and shareholders by increasing the number and type of measures we use to evaluate and reward the performance of our executives, by measuring our performance against the performance of our peer group, and by measuring performance that is sustained over a longer term. More specifically:

Modification of Annual Cash Incentives
Change:
The compensation committee added return on average tangible common equity, ROTCE, relative to a performance peer group (discussed below) as a performance measure; earnings per share, EPS, and net revenue per share, NRPS, each measured on an absolute basis, were retained as performance metrics.

Purpose:
ROTCE measures how effectively we have deployed our capital; it is intended to measure the profitable use of capital as we grow. ROTCE complements our historical measures, EPS and NRPS, since the historical measures do not always correlate to increases in equity. Using a performance peer group permits us to compare our returns to those of companies with similar characteristics.

Modification of Equity Incentives
Changes:	•	The performance cycle was increased from one year to three years.
	•	ROTCE, return on average tangible assets, or ROTA, and total shareholder return, or TSR, replaced performance metrics used in previous years.

	•	Performance is measured relative to the performance of a peer group.

Purposes:	•	A longer performance cycle is designed to focus on and reward longer term performance and more closely align our practices with those of our peers.

	•	The new measures broaden the measures we use to determine success and are more consistent with the longer cycle.

Performance Peer Group
Change:		A "performance peer group" was identified and used to determine relative performance.

Purposes:	•	Relative performance permits us to directly compare our performance to those of our peers and more closely align our practices with those of our peers

	•	Relative performance mitigates against compensation fluctuations based on our absolute performance, such as aquisitions.

FEATURES AND OBJECTIVES OF OUR 2018 COMPENSATION PROGRAM
Compensation Opportunities. The following table summarizes the fixed and variable compensation opportunities that we provided in 2018:

Fixed Compensation
	Features		Objectives
Base Salary	Determined annually, based on analysis of individual performance, internal pay equity, and peer group practices		To provide a source of stable or fixed income based on skills and competencies
Variable Compensation
	Features		Objectives
Cash Awards	Annual cash payments under our Performance Based Rewards Plan, "PBRP," based on attainment of performance measures at threshold, target or superior levels	•	To reward short-term Company-wide performance
Performance-Based Equity Awards	Payouts based on three performance measures at threshold, target or superior levels	•	To reward long-term Company-wide performance
		•	To align the financial interests of our NEOs with our shareholders by increasing stock ownership
Time-Based Equity Awards	Fixed service period	•	To serve as a retention device
		•	To align the financial interests of our named executives with our shareholders by increasing stock ownership
Amounts of Fixed and Variable Compensation. In 2018, our executive compensation program continued to focus on the alignment of the financial interests of our executives with those of our shareholders, by tying a significant amount of each executive’s compensation to the short- and long-term performance of the Company. For our chief executive officer, the committee limits fixed compensation or base salary to not more than 35% of total compensation, with the remainder delivered in the form of variable compensation (compensation that is tied to the performance of the Company or the value of our stock); for our executives other than the chief executive officer, the committee limits fixed compensation to not more than 50% of total compensation, with the remainder delivered as variable compensation.

The charts below illustrate the 2018 total compensation mix (fixed and variable) for Mr. Waycaster and the average for our other named executives, excluding Mr. Morgan, assuming target levels of performance.
■ Fixed - Base Salary
■ Variable - Time-based Equity
■ Variable - Performance-based Equity
■ Variable - Performance-based Cash
Employment Agreements. We have entered into employment agreements with each of our named executives. The agreements are primarily intended to promote retention, impose standard covenants that protect our property and business and ensure that the compensation for each of our named executives remains relatively consistent. More information about the terms of our currently effective employment agreements can be found below in the “Compensation Tables” section under the heading “Payments and Rights on Termination and Change in Control.”
We amended our employment agreements with Messrs. McGraw and Hart, to reflect Mr. McGraw’s transition to our Executive Chairman and Mr. Hart’s transition to the Chairman of our Middle Tennessee division. In consideration of these transitions, Messrs. McGraw and Hart each agreed to base salary reductions and to the modification or reduction of certain other benefits. These modifications and reductions are described more fully below under the heading “Compensation Decisions Made for 2018” and in the “Compensation Tables” section under the heading “Payments and Rights on Termination and Change in Control.”
Peer Groups. For 2018, we used a “compensation peer group” to evaluate whether our total compensation remains competitive and is generally “in line” with other opportunities that may be available to our executive team, and for the first time we used a “performance peer group” to evaluate relative performance for our incentive payouts, as explained above under the heading “Changes to Our Performance Incentives.” In each case, the committee was advised by our independent compensation consultant, Pearl Meyer.
Our compensation peer group consists of financial institutions that are located in the south and southeast regions and that service communities similar in size to those we service. We use these parameters to avoid a bias towards higher compensation levels that predominate in financial centers and larger metropolitan areas. The compensation committee approved the compensation peer group in the fall of 2017, when it began the process of determining 2018 compensation levels. The 20 institutions selected had the following characteristics when the compensation peer group was determined:

Characteristics	Range	Median	Renasant Characteristics
Total assets	$5.0 billion - $23.1 billion	$10.9 billion	$10.0 billion
Market value of stock	$0.7 billion - $5.6 billion	$2.1 billion	$2.0 billion
Net income	$50 million - $344 million	$111 million	$96.0 million

Pearl Meyer did not recommend any changes to the compensation peer group from the 2017 group, and the compensation committee concurred in this recommendation. The financial institutions included in our compensation peer group for 2018 were:

Ameris Bancorp	Pinnacle Financial Partners, Inc.
BancFirst Corporation	Republic Bancorp, Inc.
BancorpSouth Bank (formerly, BancorpSouth, Inc.)	ServisFirst Bankshares, Inc.
Bank OZK (formerly, Bank of the Ozarks, Inc.)	Simmons First National Corporation
Capital Bank Financial Corp.	South State Corporation
FCB Financial Holdings, Inc.	Texas Capital Bancshares, Inc.
First Financial Bankshares, Inc.	Trustmark Corporation
Home BancShares, Inc. (Conway, AR)	United Bankshares, Inc.
Iberiabank Corporation	United Community Banks, Inc.
Old National Bancorp	WesBanco, Inc.
Our performance peer group consists of more than 35 institutions, representing all U.S. publicly-traded financial institutions with assets between $10 billion and $20 billion. Because this peer group has no regional limitation and its members are selected solely on asset size, we can more accurately measure our performance against institutions possessing similar characteristics; these criteria also mitigate against the positive bias that would be created using some of the smaller institutions included in our compensation peer group.
Each of these peer groups may be adjusted in the future to reflect any changes to our characteristics (asset size, geographic footprint, etc.) to ensure that each peer group continues to be an effective tool to assist the committee in formulating a compensation package for our executives that fulfills the objectives of our compensation program.
Benefits and Perquisites. Our executive compensation program focuses on the delivery of appropriate levels of direct compensation, with the view that each of our named executives should be provided with basic perquisites and benefits and the opportunity to voluntarily save for retirement and other financial needs on a tax-deferred basis. Consistent with this focus, during 2018 our named executives had access to the following benefits and perquisites:

•
Insurance-type benefits that are generally available to all employees of the Company, including health care coverage and life and disability benefits, with some additional life insurance coverage for all officers of the Company.

•	A broad-based 401(k) plan, including Company matching and profit-sharing contributions.

•
Two voluntary executive savings plans, our Deferred Stock Unit Plan, or the DSU Plan, and our Executive Deferred Income Plan, or the Deferred Income Plan. Amounts deferred under the DSU Plan are notionally invested in our common stock; amounts deferred under the Deferred Income Plan may be notionally invested in investment options similar to those available under our 401(k) plan. With the exception of a contribution for the benefit of Mr. McGraw in 2018, we do not contribute to these arrangements.

•	Dues for memberships in professional and civic organizations, country club dues and car allowances.

More information about our benefit plans, including legacy arrangements under which benefits no longer accrue, can be found in the “Compensation Tables” section under the headings “Pension and SERP Benefits” and “Non-Qualified Deferred Compensation.” Additional information about the types and value of the perquisites provided to our named executives, including our contribution for Mr. McGraw, can be found in the 2018 Summary Compensation Table in the column “All Other Compensation.”
RISK MITIGATION PRACTICES AND COMPENSATION COMMITTEE PROCESS
Risk Management and Compensation Governance. The committee has adopted a number of policies and practices that are intended to strengthen the relationship between shareholder value and pay, avoid unsafe and unsound practices, mitigate risk, reduce the use of discretion and eliminate the potential for unintended windfalls. Below is a summary of some of these policies and practices.

Our Polices and Practices
Clawback Policies
We have two clawback policies that apply to all performance-based compensation. For awards made under our LTIP, if we are required to restate our financial results, performance-based restricted stock awards, including vested awards, will be subject to reduction, forfeiture or recovery if the number of shares of common stock awarded would have been smaller based on the restated results. The LTIP policy permits recovery from our named executives whether or not they engaged in the conduct that materially contributes to the restatement. We maintain a separate clawback policy that applies to performance-based compensation awarded under either the PBRP and the LTIP. This policy applies to a named executive if his intentional or unlawful conduct materially contributed to a financial restatement, and its application may be waived in the discretion of the committee.

Stock Ownership Guidelines
We have implemented stock ownership guidelines applicable to our executive officers. Under the updated guidelines, our executive officers are required to beneficially own common stock having a fair market value not less than:

	Chief Executive Officer	300% of base salary
	Other Named Executive Officers	200% of base salary
	All Other Executive Officers	100% of base salary

All shares directly or indirectly owned by an executive, including shares owned by immediate family members and shares held in our 401(k) plan, and stock units credited under the DSU Plan, are counted toward an executive’s stock ownership. Time-based restricted stock awards are also counted. Shares that an executive has pledged do not count toward the satisfaction of an executive’s minimum ownership requirements, nor do restricted stock awards that are subject to the satisfaction of performance conditions.

	As of January 1, 2019 the stock ownership of each of our named executives substantially exceeded the share ownership amounts set forth in the guidelines:

	Executive	Common Stock Beneficially Owned (% of Base Salary)

	Mr. McGraw	1,018%
	Mr. Waycaster	444%
	Mr. Chapman	461%
	Mr. Hart	512%
	Mr. Cochran	483%
	Mr. Morgan	2,115%

Information about the stock ownership of our directors and named executives can be found in the “Stock Ownership” section below under the heading “Beneficial Ownership of Common Stock by Directors and Executive Officers.”

Holding Period for LTIP Awards
As a condition of awards under our LTIP, our senior executive officers must hold “net shares” for a period of two years after vesting. This holding period is waived in the event of death or disability or upon the occurrence of a change in control. “Net shares” are shares delivered after vesting and the withholding for the payment of taxes.

Double Trigger for Change in Control Benefits
All equity incentives awarded under our LTIP and our change in control agreements include a double-trigger feature. If a change in control of the Company occurs, an executive’s employment also must be terminated within two years of such change in order to accelerate vesting or trigger the payment of a benefit.

Practices That We Prohibit or Discourage
Anti-Hedging; Pledging
We have implemented a hedging and pledging policy under which our named executives (and our directors, officers and certain other employees) cannot enter into a transaction that has the effect of hedging the economic risks associated with the ownership of our common stock. Although the policy does not completely prohibit pledging of our common stock, we discourage the practice, and any stock that an executive pledges cannot be used to satisfy our stock ownership guidelines.

Limits on the Use of Discretion	We limit the compensation committee’s use of discretion with respect to outstanding equity awards:

	•	Discretionary vesting of equity awards is not permitted under the LTIP.

•
In determining the amount of performance-based compensation that has been earned, the committee may use only “negative discretion” to reduce the amount of an award that it believes is excessive or does not accurately represent our performance.

	•	We do not consider individual or subjective performance when determining bonuses or stock awards for our named executives.

No Gross Ups
The committee does not enter into agreements or approve payments that will, directly or indirectly, result in tax gross ups for change in control payments. Mr. McGraw’s and Mr. Hart’s employment agreements previously had a tax gross-up provision and a “best net” provision, respectively. These provisions were eliminated effective May 1, 2018.

Timing of Equity Awards
Equity awards are made at meetings of our committee and board that are scheduled well in advance, without regard to whether we have recently announced, or intend to announce, material information to the public. We do this to avoid the inference that we have “timed” an award or manipulated the market. Awards may be made effective when ratified by our full board or may be effective prospectively, on a specified date.

Compensation Consultant. For 2018, the committee retained Pearl Meyer to serve as its executive compensation adviser. The charter of the compensation committee requires the committee to consider whether its advisers are independent based on the factors set forth in the Nasdaq Listing Rules, and the committee has determined that Pearl Meyer was independent in 2018. Pearl Meyer works at the direction of the committee, and the decision to retain Pearl Meyer was at the sole discretion of the committee.
In connection with the committee’s 2018 compensation decisions:

•
In the fall of 2017, Pearl Meyer recommended that no change be made to the financial institutions included in our compensation peer group and provided a review and analysis of the compensation levels and programs of companies within the peer group.

•
At the end of 2017, Pearl Meyer provided advice with respect to the modification of our cash and equity incentives and recommended the characteristics of the financial institutions to be included in our performance peer group.

•	Pearl Meyer reviewed the compensation levels of our non-employee directors and recommended changes to the compensation levels.

No additional services were provided by Pearl Meyer to the committee or the Company. Information furnished by Pearl Meyer is one factor the committee uses when it makes decisions about compensation; other factors are described elsewhere in this CD&A.
Tax Considerations. Prior to 2018, compensation paid to our named executives in excess of $1 million was nondeductible, unless structured as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. We considered performance-based restricted stock awards under our LTIP as “performance-based” under Section 162(m), and we excluded the value of the awards from the determination of the $1 million limit. The performance-based exception to the $1 million limit was repealed under the Tax Cuts and Jobs Act, effective as of January 1, 2018.   The compensation committee did not significantly modify its practices in 2018 in response to the law change, believing that our compensation program should be broadly structured to address Company’s objectives, rather than to address the tax treatment of any individual item of compensation.
Management Involvement In Compensation Decisions. Our chief executive officer is expected to regularly evaluate and recommend base salary adjustments for our executive officers, other than himself. In addition, he will, with the assistance of management, regularly provide data and analysis about Company and individual performance for use by the committee in determining base salary adjustments and potential payouts for our executives. Finally, the chief executive officer is expected to monitor our perquisites and benefits to ensure that they remain competitive and consistent with the goals of our compensation program. Mr. McGraw, our chief executive officer until May 1, 2018, fulfilled all of these responsibilities with respect to 2018 compensation. Although our named executives frequently attend meetings at the request of the compensation committee, during 2018 a portion of each of the committee’s meetings was in executive session without management present. During these sessions the committee made its individual compensation decisions.
Meetings and Decision-Making Process. For the purposes of setting fiscal year 2018 compensation and determining payouts under the PBRP and the LTIP for the 2018 fiscal year, our compensation committee met three times in 2017, once in 2018 and once in 2019 (there were additional meetings in 2018 on other matters). The following table illustrates the decision-making process used to set and determine compensation for the 2018 fiscal year:

Determining Base Salary Adjustments	Determining Performance-Based Compensation	Determining Strategic Compensation
• • •
At the end of 2017, Mr. McGraw recommended salaries for executive officers other than himself.

The committee reviewed peer group information provided by Pearl Meyer and the recommendations from Mr. McGraw and recommended base salary adjustments for 2018.

The committee’s recommendations were ratified by the non-employee members of our board of directors.
• • • • • •• • • • •
The committee reviewed possible performance measures and selected for 2018 the performance measures described later in this CD&A.

Management recommended possible performance levels (threshold, target and superior) based on the committee's direction and Renasant’ s 2018 budget.

The committee reviewed performance levels provided by management and the peer group compensation report provided by Pearl Meyer and (1) set the amount of performance-based compensation for each executive officer; (2) determined the amount of performance-based compensation payable in the form of common stock and cash; and (3) determined performance measures and individual performance levels for the 2018 fiscal year.

The committee’s recommendations were ratified by the non-employee members of the board of directors.

In 2019, the committee reviewed 2018 fiscal year performance and determined and certified payouts.
• • • • •
At the end of 2017, the committee recommended time-based restricted stock awards to act as retention devices for executive officers who formed a key part of our succession planning.

The committee’s recommendations were ratified by the non-employee members of our board of directors.

COMPENSATION DECISIONS MADE FOR 2018
Base Salary Adjustments. Base salary adjustments for each executive are dependent upon individual performance, current title or responsibilities, additional responsibilities assumed, peer group evaluation and progress towards achieving our strategic goals. The committee recommended the following adjustments to base salary, effective as of January 1, 2018:

2018 BASE SALARY ADJUSTMENTS
	Base Salary (2018)		Base Salary (2017)	% Change
Mr. McGraw	$840,000	(1)	$800,000	5.0%
Mr. Waycaster	630,000		510,000	23.5%
Mr. Chapman	475,000		425,000	11.8%
Mr. Hart	508,000	(2)	508,000	—%
Mr. Cochran	400,000		375,000	6.7%

(1)	Mr. McGraw transitioned to our executive chairman effective May 1, 2018. At that time, his base salary was reduced to $504,000, a 40% reduction.

(2)	Mr. Hart transitioned to the chairman of our Middle Tennessee division effective September 1, 2018. At that time, his base salary was reduced to $304,800, a 40% reduction.
The salary increase for Mr. Waycaster reflects his assumption of the role of chief executive officer in May 2018, which was anticipated at the time Mr. Waycaster’s 2018 base salary was determined. Salary increases for Messrs. Chapman and Cochran were intended to more closely align base salary with the median of our compensation peer group for similarly-situated executives and, in the case of Mr. Chapman, to reflect his additional role as our chief operating officer.
Annual Cash Awards. Annual cash awards are made under our Performance Based Rewards Plan, which we call the PBRP. Payments to our named executives, other than Mr. Hart, are based entirely on Company-wide performance, because our named executives possess the ability to directly influence corporate-level results. Payments to Mr. Hart also consider regional performance, since he has primary responsibility for one of our banking regions.
Awards for 2018 were based on three Company-wide performance measures:

•	Diluted earnings per share, or EPS, measured on an absolute basis;

•	Net revenue per share, or NRPS, measured on an absolute basis; and

•	Return on average tangible common equity, or ROTCE, measured relative to our performance peer group.

The committee selected EPS and NRPS as measures because it believes that EPS and revenue growth are directly correlated to the delivery of shareholder value, that the measures are appropriate given the annual cycle of the incentive and that absolute performance more accurately measures the delivery of value in the economic and interest rate environment existing in 2018. ROTCE was added because this measure indicates how profitably we used our capital as we grew during 2018; it is measured on a relative basis so that the committee can compare our returns to those of financial institutions with similar characteristics.
For Mr. Hart, regional performance was based on five performance measures: growth in net revenue; the ratio of noninterest expense to average assets; the ratio of net charge-offs to average loans; the ratio of loans 30-89 days past due to average loans; and the ratio of nonperforming loans to average loans. The committee believes that these metrics accurately indicate the performance of the region Mr. Hart oversees.
Payouts under the PBRP are based upon the attainment of threshold, target or superior performance. Target performance levels for Company-wide measures are first derived from our budget, as approved by the board. The budgeted results are also compared with estimates obtained from investment analysts who regularly follow our performance, which provides assurance that targeted levels represent substantial goals. Target performance levels for Mr. Hart’s regional measures are derived from the budget for the applicable region. For Company-wide and regional measures, threshold performance is set at approximately 5% below target, and superior performance is set at approximately 5% above target.
The committee believes that diluted earnings per share is more indicative of overall performance and the delivery of shareholder value than either net revenue per share or ROTCE, and it weighted that measure most heavily. The table below indicates the weighting given to each measure and the specific threshold, target and superior performance levels designated by the committee:

2018 COMPANY-WIDE PERFORMANCE MEASURES
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance
		Per share
Diluted earnings per share (EPS)	50%	$2.75	$2.89	$3.03
Net revenue per share (NRPS)	20%	9.99	10.52	11.05
		Peer Percentile
Return on tangible common equity (ROTCE)	30%	25th	50th	75th
Potential payouts for threshold, target and superior performance are expressed as a percentage of each executive’s base salary; there are no payouts for performance below threshold. With the exception of Mr. Waycaster, whose potential payouts were increased to reflect that he would begin to serve as our chief executive officer in May 2018, and Mr. Chapman, whose potential payouts were increased to reflect his additional role as our chief operating officer, potential payouts were the same in 2018 and 2017.

2018 POTENTIAL PBRP PAYOUTS AS A PERCENTAGE OF BASE SALARY
	Threshold	Target	Superior
Mr. McGraw	40%	80%	160%
Mr. Waycaster	40%	80%	160%
Mr. Chapman	30%	60%	120%
Other named executives	25%	50%	100%
The committee certified that for 2018 our EPS, after excluding unusual or infrequently-occurring items as required under the PBRP, was $2.97, our NRPS was $10.41, and our ROTCE fell within the 69th percentile among the performance peer group. Our EPS performance was between the target and superior performance levels, our NRPS performance was between the threshold and target performance levels, and our ROTCE performance was between the target and superior performance levels. These outcomes resulted in the following payouts:

PBRP 2018 PAYOUTS
Performance Measure	% of Award	2018 Achieved	Mr. McGraw(1)	Mr. Waycaster	Mr. Chapman	Mr. Cochran
EPS	50%	102.77% of Target	$387,877	$396,000	$223,928	$157,143
NRPS	20%	98.95% of Target	88,608	90,463	51,155	35,898
ROTCE	30%	138.00% of Target	260,653	266,112	150,480	105,600
Total	100%		737,138	752,575	425,563	298,641

			Mr. Hart(1)
EPS	25%	102.77% of Target	$87,504
NRPS	10%	98.95% of Target	19,990
ROTCE	15%	138.00% of Target	58,803
Regional Performance	50%	0.00% of Target(2)	—
Total	100%		166,297

(1)	For Messrs. McGraw and Hart, payouts reflect base salary adjustments made as of May 1, 2018 and September 1, 2018, respectively.

(2)	Represents the percentage of the cumulative target award earned by Mr. Hart as the president of the Northern Region/Chairman of the Middle Tennessee division.

Equity Awards. For 2018, our named executives received variable compensation in the form of restricted stock awards under our LTIP. Each executive received performance-based and time-based awards, as follows: (1) a time-based award; (2) a performance-based award with a three-year performance cycle; and (3) a performance-based “transition” award with a one-year performance cycle. Time- and performance-based awards generally cover a substantially equal number of shares, reflecting the committee's view that strategic compensation goals and performance-based compensation are equally important.

•
Time-Based Awards. Time-based awards serve as a retention device and as variable compensation that further ties the financial interests of our executives to the performance of the Company and our stock. The service or retention period for our time-based awards is generally three years, but for Messrs. McGraw and Hart a one-year period was considered more appropriate given their change in status in 2018. The table below describes the time-based awards made to our named executive officers for 2018.

2018 Time-Based Awards
Executive	Number of Shares	Award Date	Vesting Date
Mr. McGraw(1)	13,000	January 1, 2018	January 1, 2019
Mr. Waycaster	7,500	January 1, 2018	January 1, 2021
Mr. Chapman	5,000	January 1, 2018	January 1, 2021
Mr. Hart(1)	2,933	January 1, 2018	January 1, 2019
Mr. Cochran	4,000	January 1, 2018	January 1, 2021

(1)
Awards for Messrs. McGraw and Hart were determined with reference to awards made to them in 2017, reduced to generally correspond to the 40% base salary reductions that occurred on May 1, 2018 and September 1, 2018, respectively.

•
Performance-Based Awards With Three-Year Performance Cycle. For 2018, we increased the performance cycle applicable to our performance-based awards from one year to three years, permitting us to evaluate and reward longer-term performance. These awards will vest, if at all, on December 31, 2020. Payouts will be determined using three new Company-wide performance measures: (1) ROTCE, (2) return on average tangible assets, or ROTA, and (3) total shareholder return, or TSR, all measured relative to our performance peer group.

The committee’s use of ROTCE as a performance measure is discussed above under the “Annual Cash Awards” heading. ROTA was used as a performance measure because it indicates how effective our executives are in generating profits from our tangible assets. TSR, which measures the internal rate of return of all cash flows to shareholders over a specified period, was used because it measures the creation of long-term value for our shareholders. By comparing ROTCE, ROTA and TSR to a performance peer group, our executives are rewarded only if our performance meets or exceeds the performance of our peers in these areas, regardless of whether these measures improve in an absolute sense.
The committee believes that ROTCE and ROTA equally measure overall performance, and so it weighted these measures equally. TSR was given a lesser weighting because this measure may be impacted by macroeconomic factors that are outside the control of our executives. The table below indicates the weighting given to each measure and the specific threshold, target and superior performance levels designated by the committee:

2018 PERFORMANCE MEASURES - THREE-YEAR PERFORMANCE CYCLE
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance
		Peer Percentile
Return on average tangible common equity	40%	25th	50th	75th
Return on average tangible assets	40%	25th	50th	75th
Total shareholder return	20%	25th	50th	75th

The table below reflects the potential payouts, in shares, for threshold, target and superior performance; there is no payout for performance below threshold performance.

2018 POTENTIAL LTIP PAYOUTS - THREE-YEAR PERFORMANCE CYCLE
	Threshold	Target	Superior
Mr. McGraw(1)	6,000	9,000	13,500
Mr. Waycaster	5,000	7,500	11,250
Mr. Chapman	3,333	5,000	7,500
Mr. Hart(1)	1,600	2,400	3,600
Mr. Cochran	2,667	4,000	6,000

(1)	Awards for Messrs. McGraw and Hart were determined with reference to awards made to them in 2017, reduced to correspond to the 40% reduction in their base salaries that occurred during 2018.

•
Transition Awards. To provide an orderly transition to our new three-year performance cycle, the committee also made performance-based awards with a one-year performance cycle. These “transition” awards use the following performance measures: ROTCE and ROTA, measured relative to our performance peer group, and EPS, measured on an absolute basis.

For the same reasons described above with respect to awards subject to our three-year performance cycle, the committee weighted ROTCE and ROTA equally. EPS, which was given a lesser weighting, was used instead of TSR because the committee determined that, over a one-year period, EPS was a better measure of the growth of shareholder value. The table below indicates the weighting given to each measure and the specific threshold, target and superior performance levels designated by the committee.

2018 PERFORMANCE MEASURES - TRANSITION AWARDS
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance
		Peer Percentile
Return on average angible common equity	40%	25th	50th	75th
Return on average tangible assets	40%	25th	50th	75th
Diluted earnings per share	20%	$2.75	$2.89	$3.03
The table below reflects the potential payouts for our transition awards, in shares, for threshold, target and superior performance; there is no payout for performance below threshold performance.

2018 POTENTIAL LTIP PAYOUTS - TRANSITION AWARDS
	Threshold	Target	Superior
Mr. McGraw(1)	7,333	11,000	16,500
Mr. Waycaster	5,000	7,500	11,250
Mr. Chapman	3,333	5,000	7,500
Mr. Hart(1)	1,955	2,933	4,400
Mr. Cochran	2,667	4,000	6,000

(1)	Awards for Messrs. McGraw and Hart were determined with reference to awards made to them in 2017, reduced to correspond to the 40% reduction in their base salaries that occurred during 2018.
The committee certified that our ROTCE for 2018 fell within the 69th percentile among the performance peer group, our 2018 ROTA fell within the 67th percentile among the performance peer group, and our EPS, after excluding unusual or infrequently-occurring events as required under the LTIP, was $2.97. For each of ROTCE, ROTA and EPS, our performance was between the target and superior performance levels. These outcomes resulted in the following payouts, in shares (the total dollar value of these payouts is listed in the Summary Compensation Table below in the “Stock Awards” column):

2018 LTIP PAYOUTS - TRANSITION AWARDS
	Results		Payouts
Performance Measure	% of Award	Award Level	Mr. McGraw	Mr. Waycaster	Mr. Chapman	Mr. Hart	Mr. Cochran
ROTCE	40%	138.00% of Target	6,072	4,140	2,760	1,619	2,208
ROTA	40%	134.00% of Target	5,896	4,020	2,680	1,572	2,144
EPS	20%	102.77% of Target	2,829	1,929	1,286	755	1,029
Total	100%		14,797	10,089	6,726	3,946	5,381
Non-GAAP Financial Measures. ROTCE, ROTA and EPS (as adjusted) are non-GAAP financial measures, as defined in Regulation G promulgated by the SEC. For an explanation of how we calculate these measures from our audited financial statements, please see, as to EPS, the “Results of Operations - Net Income” section and, as to ROTA and ROTCE, the “Non-GAAP Financial Measures” section, each in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operation, in our Annual Report on Form 10-K for the year ended December 31, 2018.

COMPENSATION COMMITTEE REPORT
The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Albert J. Dale, III, Chairman	John M. Creekmore
Richard L. Heyer, Jr.	Neal A. Holland, Jr.
J. Niles McNeel, Vice Chairman
March 6, 2019
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the compensation committee during 2018 were Frank B. Brooks (until his retirement as of the 2018 Annual Meeting of Shareholders), John M. Creekmore, Albert J. Dale, III, Richard L. Heyer, Jr., Neal A. Holland, Jr. and J. Niles McNeel. No member of the compensation committee was an officer or employee of Renasant or any of our subsidiaries during 2018 or was formerly an officer of Renasant, and no member had any relationship, other than loan, deposit and financial services relationships with the Bank, requiring disclosure as a related person transaction under applicable SEC regulations. For a discussion of such loan and deposit relationships, please refer to the information in the “Corporate Governance and Board of Directors” section under the headings “Indebtedness of Directors and Executive Officers” and “Other Related Person Transactions” above. Additionally, in 2018 none of our executive officers served as a member of the compensation committee (or committee performing similar functions or, in the absence of any such committee, the entire board), of any other entity or served as a director of another entity, one of whose executive officers served on our compensation committee in 2018.

COMPENSATION TABLES
2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F	G	H	I	J
E. Robinson McGraw(1) Principal Executive Officer	2018	$617,077	$—	$1,349,370	$—	$737,138	$69,189	$102,610	$2,875,384
	2017	800,000	—	1,266,600	—	728,700	133,464	109,499	3,038,263
	2016	750,000	—	746,880	—	449,521	12,376	91,946	2,050,723
C. Mitchell Waycaster(1) Principal Executive Officer	2018	630,000	—	920,025		752,575	44,000	80,435	2,427,035
	2017	510,000	—	422,200	—	348,410	28,525	75,898	1,385,033
	2016	450,000	—	217,840	—	165,531	1,105	58,502	892,978
Kevin D. Chapman Principal Financial Officer	2018	475,000	—	613,350	—	425,563	206	73,070	1,587,189
	2017	425,000	—	846,560	—	238,886	190	72,030	1,582,666
	2016	375,000	—	217,840	—	140,504	—	54,290	787,634
R. Rick Hart Executive Vice President	2018	445,477	—	337,997	—	166,297	100,009	73,586	1,123,366
	2017	508,000	—	337,760	—	201,487	106,466	79,685	1,233,398
	2016	496,000	—	217,840	—	158,392	117,307	57,292	1,046,831
J. Scott Cochran(2) Executive Vice President	2018	400,000	—	490,680	—	298,641	422	68,548	1,258,291
	2017	375,000	—	337,760	—	236,772	594	71,398	1,021,524

Bartow Morgan, Jr.(3) Executive Vice President	2018	147,115	130,950	—	—	—	—	2,547,100	2,825,165

(1)
Mr. McGraw served as our chief executive officer, and principal executive officer, from January 2018 through April 2018. Mr. Waycaster served as our chief executive officer, and principal executive officer, from May 1, 2018 through the end of 2018.

(2)	Mr. Cochran became a named executive in 2017. SEC rules permit us to omit compensation information for years prior to the individual becoming a named executive officer.

(3)
Mr. Morgan became a named executive officer in 2018 in connection with our acquisition of Brand. As part of the acquisition, Mr. Morgan and Brand negotiated and entered into an agreement providing for the termination and disposition of certain benefits and perquisites provided to him by Brand, including the payout of designated amounts. We agreed to make the payments if not completed by Brand prior to the acquisition. Because these payments relate to services performed by Mr. Morgan for Brand, they are not reflected in the 2018 Summary Compensation Table above or described elsewhere in this proxy statement. Details about these payments may be found in the proxy statement/prospectus relating to the Brand acquisition that we filed with the SEC on June 27, 2018.

General. The 2018 Summary Compensation Table above includes information about the compensation earned by our principal executive officers, principal financial officer and the three other most highly compensated officers of the Company and the Bank for services that they rendered during fiscal years ending December 31, 2018, 2017 and 2016 (except as to Messrs. Cochran and Morgan). The compensation included in the table represents both cash payments and the value of other forms of payments, as follows:

•
Column C - Salary - Amounts included in this column represent base salary earned by our named executives in 2018, 2017 and 2016, some of which may have been voluntarily deferred under our 401(k) plan or our two non-qualified deferred compensation plans, the Deferred Income Plan and the DSU Plan.

•
Column D - Bonus - Amounts in this column report cash bonuses paid on a discretionary basis. Discretionary bonuses were not a component of our compensation program during 2018, 2017 or 2016. Mr. Morgan received a prorated bonus for his service after our acquisition of Brand. We consider this a discretionary bonus because it was not made using the performance measures applicable during 2018 under our PBRP.

•
Columns E and F - Stock Awards; Option Awards - Amounts in these columns represent the value of non-cash compensation granted or awarded under our LTIP, which may be performance-based or time-based. Performance-based awards may or may not be earned by any executive, depending upon the achievement of performance objectives. Options were not a component of our compensation during 2018, 2017 or 2016.

•
Column G - Non-Equity Incentive Plan Compensation - Amounts in this column represent cash bonuses paid under our PBRP based upon the achievement of performance measures. Some of these amounts may have been voluntarily deferred under our 401(k) plan, Deferred Income Plan or DSU Plan.

•
Column H - Changes in Pension Value and Non-qualified Deferred Compensation Earnings - Amounts in this column represent (1) changes in the actuarial value of benefits accrued under our tax-qualified pension plan and Mr. Hart’s non-qualified supplemental executive retirement plans, or SERPs, and (2) any above-market earnings credited under our Deferred Income Plan.

•	Column I - All Other Compensation - Amounts in this column represent the value of other compensation we pay or provide to our named executives, such as car allowances and membership dues.
Restricted Stock Awards. Amounts reported in the Column E, labeled “Stock Awards,” represent the value of restricted stock awarded under our LTIP, including performance and time-based awards. The dollar amounts reflect the aggregate fair value of the awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” referred to as “Topic 718.” Dividends payable on restricted stock awards are not included in our fair value determination. For performance-based awards, amounts included in this column reflect the probable outcome of the performance conditions determined as of the date of award, which we consider to be the target award, consistent with our estimate of the aggregate compensation cost to be recognized over the applicable service period as of the award date under Topic 718. As permitted under the guidance in Topic 718, the Company has elected to account for forfeitures in compensation cost when they occur. The fair value of the performance awards on the award date, assuming that superior performance was achieved, rather than target performance as reported in the table, was $1,226,700, $920,025, $613,350, $327,120, and $490,680 for Messrs. McGraw, Waycaster, Chapman, Hart and Cochran, respectively. Mr. Morgan was not eligible to receive a restricted stock award in 2018. Please refer to Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2018 for details regarding the assumptions we used to determine the fair value of our restricted stock awards.
The number of target shares that corresponds to the value of our performance-based restricted awards included in Column E above is also listed in the Grants of Plan-Based Awards table that follows. Further information about why LTIP awards are made, the relationship of LTIP awards to other compensation components, the differences between performance and time-based awards and among performance-based awards, the specific performance measures designated by the compensation committee over the applicable performance cycle, and potential shares receivable for threshold, target and superior performance can be found in the CD&A, under the heading “Compensation Decisions Made in 2018,” in the paragraph labeled “Equity Awards.” The Option Exercises and Vested Restricted Stock table below sets forth the actual number of shares of restricted stock received upon vesting at the end of 2018.
Cash Bonuses. The amounts listed in Column G, labeled “Non-Equity Incentive Plan Compensation,” reflect annual cash bonuses earned and paid under the PBRP, all of which are subject to the attainment of performance measures. More information about why annual cash bonuses are made, the relationship of annual cash bonuses to other compensation components, the specific performance goals designated by the compensation committee, and potential amounts payable for threshold, target and superior performance can be found in the CD&A, under the heading “Compensation Decisions Made in 2018,” in the paragraph labeled “Annual Cash Awards.” A prorated bonus was paid to Mr. Morgan for services he rendered in 2018 after our acquisition of Brand. Because his bonus was not determined using the performance measures applicable under the PBRP, we consider Mr. Morgan’s bonus to be a discretionary bonus and included the amount in Column D.
Changes in Pension Value and Non-qualified Deferred Compensation Earnings. Amounts reported in Column H, labeled “Changes in Pension Value and Non-qualified Deferred Compensation Earnings,” reflect above-market earnings on deferrals credited to our Deferred Income Plan and the year-over-year change in the actuarial present value of accumulated benefits under our pension plan and Mr. Hart’s SERPs. Earnings are considered “above-market” only if the credited interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. For 2018, the aggregate amount in Column H is made up as follows:

2018 ABOVE-MARKET EARNINGS AND ACCRUALS
Name	Above-market Earnings	Pension Plan Accruals	SERP Accruals
Mr. McGraw	$5,916	$63,273	$—
Mr. Waycaster	393	43,607	—
Mr. Chapman	206	—	—
Mr. Hart	2,450	—	97,559
Mr. Cochran	422	—	—
All Other Compensation. In addition to the amounts described above, we provide or pay certain additional amounts for the benefit of our named executives, the value of which is included in Column I, labeled “All Other Compensation.” These amounts include contributions to our 401(k) plan, group term life and disability insurance premiums, dividends on restricted stock awards, automobile allowances, dues for memberships in professional and civic organizations and country club dues. Mr. McGraw, our chief executive officer, also receives a contribution to our Deferred Income Plan and a tax gross-up based on the value of his automobile allowance, both of which are contractual payments. The “Insurance Premiums” column below reflects a $2,537,238 payment we made to Mr. Morgan under the terms of the agreement entered into by Mr. Morgan and Brand as a part of the Brand acquisition. The payment represents aggregate premium payments on individual policies of life insurance owned by Mr. Morgan due for periods after our acquisition of Brand. The premium payment obligation was part of Mr. Morgan’s employment agreement with Brand; we decided to settle the obligation since we do not provide or support individual life insurance policies as an executive benefit.
Below is specific information about the other compensation paid to each of our named executives:

COMPONENTS OF OTHER COMPENSATION PAID IN 2018
Name	Plan Contributions	Insurance Premiums	Restricted Stock Dividends	Automobile Allowance	Professional and Civic Organizational/Country Club Dues	Deferred Income Contribution	Gross Up	Total
Mr. McGraw	$31,640	$1,879	$25,170	$15,600	$10,053	$5,458	$12,810	$102,610
Mr. Waycaster	31,640	8,887	20,855	12,000	7,053	—	—	80,435
Mr. Chapman	31,640	1,950	23,220	12,000	4,260	—	—	73,070
Mr. Hart	31,640	13,949	6,397	12,000	9,600	—	—	73,586
Mr. Cochran	31,640	4,165	13,690	12,000	7,053	—	—	68,548
Mr. Morgan	4,154	2,537,891	—	4,000	1,055	—	—	2,547,100

GRANTS OF PLAN-BASED AWARDS
The following table provides information on the performance-based incentive awards made to the named executives for 2018.

2018 PLAN-BASED AWARDS(1)
			Estimated Possible Payouts Under Non-Equity Incentive Plan (PBRP)			Estimated Possible Payouts Under Equity Incentive Plan (LTIP)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)		Superior (#)	Grant Date Fair Value of Stock and Option Awards ($)
A	B	C	D	E	F	G	H		I	J
Mr. McGraw	1/1/2018	12/13/2017	246,831	493,662	987,323	7,333	11,000	(2)	16,500	449,790
	1/1/2018	12/13/2017				6,000	9,000	(3)	13,500	368,010
	1/1/2018	12/13/2017					13,000	(4)		531,570
Mr. Waycaster	1/1/2018	12/13/2017	252,000	504,000	1,008,000	5,000	7,500	(2)	11,250	306,675
	1/1/2018	12/13/2017				5,000	7,500	(3)	11,250	306,675
	1/1/2018	12/13/2017					7,500	(4)		306,675
Mr. Chapman	1/1/2018	12/13/2017	142,500	285,000	570,000	3,333	5,000	(2)	7,500	204,450
	1/1/2018	12/13/2017				3,333	5,000	(3)	7,500	204,450
	1/1/2018	12/13/2017					5,000	(4)		204,450
Mr. Hart	1/1/2018	12/13/2017	111,369	222,739	445,477	1,955	2,933	(2)	4,400	119,930
	1/1/2018	12/13/2017				1,600	2,400	(3)	3,600	98,136
	1/1/2018	12/13/2017					2,933	(4)		119,930
Mr. Cochran	1/1/2018	12/13/2017	100,000	200,000	400,000	2,667	4,000	(2)	6,000	163,560
	1/1/2018	12/13/2017				2,667	4,000	(3)	6,000	163,560
	1/1/2018	12/13/2017					4,000	(4)		163,560

(1)	Mr. Morgan was not eligible to receive a plan-based award in 2018.

(2)	Represents shares subject to the performance measures discussed in the CD&A above and a one-year performance cycle.

(3)	Represents shares subject to the performance measures discussed in the CD&A above and a three-year performance cycle.

(4)
Represents shares subject to time-based vesting. Mr. McGraw’s and Mr. Hart’s awards are subject to a one-year service vesting period, while the remaining time-based awards are subject to a three-year service vesting period.

We maintain two performance-based incentive plans: the PBRP, which is our annual cash bonus plan, and the LTIP, which is our equity incentive plan. For payments and awards under the PBRP and LTIP that are intended to be performance-based, our compensation committee sets targeted payout levels, reflecting the attainment of threshold, target and superior performance levels. In the table above, Columns D, E and F represent potential cash payouts at each level under the PBRP on the first day of our fiscal year (the first day of the performance cycle); Columns G, H, and I represent potential payouts under the LTIP at each level expressed in the form of shares of our common stock; Column J reflects the award date fair value at the target level, which we consider the probable outcome, determined in accordance with Topic 718. More information about the performance measures and the factors the compensation committee uses to set threshold, target and superior performance levels and the reason for the time-based award is included in the CD&A.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2018

OUTSTANDING STOCK AWARDS
Name	Number of Securities that have not Vested (#)	Market Value of Securities that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Securities that have not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Securities that have not Vested ($)
A	B	C	D	E
Mr. McGraw	13,000	392,340	9,000	271,620
Mr. Waycaster	16,000	482,880	7,500	226,350
Mr. Chapman	20,500	618,690	5,000	150,900
Mr. Hart	2,933	88,518	2,400	72,432
Mr. Cochran	11,500	347,070	4,000	120,720
Stock Awards. Columns B and C reflect all of our outstanding time-based awards, including those that vested on January 1, 2019. The value of these awards is based on the per share market value of our common stock on December 31, 2018, which was $30.18 per share. Columns D and E in the table above include information about our performance-based awards, excluding those that vested on December 31, 2018, which are included in the table that follows. The value of our performance-based awards was determined using the per share market value of our common stock on December 31, 2018, $30.18 per share, and the number of shares equal to a target award or the number of shares actually vested as of January 1, 2019, as applicable. More information about our time and performance-based restricted stock awards, including their respective vesting dates, can be found in the CD&A under the heading “Compensation Decisions made in 2018,” paragraph labeled “Equity Incentives.”
Unexercised Options. There were no unexercised stock options held by our named executives as of the end of 2018.
OPTION EXERCISES AND VESTED RESTRICTED STOCK

OPTION EXERCISES AND STOCK VESTED DURING 2018
	Options Grants		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A	B	C	D	E
Mr. McGraw	—	—	29,797	1,059,911
Mr. Waycaster	—	—	10,089	304,473
Mr. Chapman	—	—	10,726	383,902
Mr. Hart	—	—	3,946	119,080
Mr. Cochran	—	—	5,381	162,386
The table above includes information about restricted stock awards that vested at the end of our 2018 fiscal year; no options were exercised during 2018. For Mr. McGraw, the amount included in Column D reflects 15,000 shares of his time-based restricted stock awards that vested on January 1, 2018 and 14,797 shares of his performance-based restricted stock awards that vested on December 31, 2018. The value of Mr. McGraw’s restricted stock awards, Column E in the table above, is based on the per share market value of our common stock as of December 31, 2017, which was $40.89, for his time-based award of 15,000 shares, and the per share market value of our common stock as of December 31, 2018, which was $30.18, for his performance-based award of 14,797 shares. For Mr. Chapman, the amount included in Column D reflects 4,000 shares of his time-based restricted stock awards that vested on May 1, 2018 and 6,726 shares of his performance-based restricted stock awards that vested on December 31, 2018. The value of Mr. Chapman’s restricted stock awards, Column E in the table above, is based on the per share market value of our common stock as of April 30, 2018, which was $45.23, for his time-based award of 4,000 shares, and the per share market value of our common stock as of December 31, 2018, which was $30.18, for his performance-based award of 6,726 shares. For the other named executives, the amounts included in Columns D and E reflect performance-based restricted stock awards that vested on December 31, 2018, the value of which is based on the per share market value of our common stock as of December 31, 2018.

PENSION AND SERP BENEFITS

PENSION AND SERP BENEFITS FOR 2018
Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments Made in 2018
A	B	C	D	E
Mr. McGraw	Defined Benefit Pension Plan	23	$1,140,397	$—
Mr. Waycaster	Defined Benefit Pension Plan	18	230,168	—
Mr. Hart	SERP	10	2,302,434	—
The Bank maintains a tax-qualified defined benefit pension plan, called the Renasant Bank Amended and Restated Pension Plan, under which no participants have been added, no additional benefits have been earned and no additional service has been credited since December 31, 1996. Of our named executives, only Mr. McGraw and Mr. Waycaster participated in and have accrued benefits under the pension plan. Years of credited service included in Column C in the table above reflect service determined as of December 31, 1996; the accumulated benefits included in Column D in the table above reflect the present value, at December 31, 2018, of benefits earned as of December 31, 1996. The benefits of Mr. McGraw and Mr. Waycaster have fully vested, and they have satisfied the age and service conditions necessary for normal or early retirement, as defined in the pension plan.
In connection with our acquisition of Capital in July 2007, we assumed two SERPs for the benefit of Mr. Hart. Mr. Hart has earned and is fully vested in the maximum benefit payable from the SERPs, which is an aggregate annual payment of $155,000, subject to a contractual cost of living adjustment in the amount of 3% each year. Benefits are payable annually for the 15-year period following the termination of Mr. Hart’s employment for any reason, except that he will forfeit his benefits if he is involuntarily terminated by us for cause. Mr. Hart’s transition to chairman of our Middle Tennessee division is not considered a termination of employment under his SERPs.
Information about the valuation methods and assumptions we used to determine the accumulated benefits included under the pension plan and the SERPs reflected in Column D in the table above may be found in Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2018.
NON-QUALIFIED DEFERRED COMPENSATION

DEFERRED INCOME PLAN
Name	2018 Contributions by Executive	2018 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2018
A	B	C	D	E	F
Mr. McGraw	$10,400	$5,458	$32,520	$—	$795,615
Mr. Waycaster	1,200	—	3,196	—	83,355
Mr. Chapman	—	—	(236)	—	4,658
Mr. Hart	—	—	19,199	10,283	489,463
Mr. Cochran	6,000	—	3,455	—	92,539
The table above includes information about the participation of our named executives in our Deferred Income Plan, which is a non-qualified voluntary deferral plan under which Messrs. McGraw, Waycaster and Cochran made deferrals during 2018. Messrs. Chapman and Hart did not make deferrals during 2018. Column B in the table above includes the voluntary deferrals made by each participating executive; these amounts are also included in the “Salary” column of the 2018 Summary Compensation Table. We made a contribution to the Deferred Income Plan for Mr. McGraw, reflected in Column C in the table above, which is also included in the “All Other Compensation” column of the 2018 Summary Compensation Table. Column D in the table above includes the earnings on plan balances. Earnings in 2018 for Mr. McGraw, Mr. Waycaster, Mr. Chapman, Mr. Hart and Mr. Cochran included “above-market earnings” in the amounts of $5,916, $393, $206, $2,450 and $422, respectively. Above-market earnings are also included in the “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2018 Summary Compensation Table. Column F in the table above is each executive’s balance in the Deferred Income Plan as of December 31, 2018, which is comprised of aggregate deferrals and aggregate earnings over the period of participation, and for Mr. McGraw, our annual contribution to his account, all of which has been reported in the summary compensation tables for 2018 and prior years. A more complete description of our Deferred Income Plan can be found in the CD&A section under the heading “Features and Objectives of Our 2018 Compensation Program” in the paragraph titled “Benefits and Perquisites.”

DEFERRED STOCK UNIT PLAN
Name	2018 Contributions by Executive	2018 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2018
A	B	C	D	E	F
Mr. McGraw	$7,800	$—	$5,392	$—	$161,317
Mr. Waycaster	—	—	94	—	2,359
Mr. Hart	—	—	419	—	13,687
Mr. Cochran	—	—	960	—	26,022
The table above includes information about the participation of our named executives in our DSU Plan, which is a non-qualified voluntary deferral plan under which Mr. McGraw made deferrals during 2018. Mr. Chapman does not participate in the DSU Plan, and Mr. Morgan was not eligible to participate in the DSU Plan. Amounts deferred under the DSU Plan are invested in units, each representing a share of our common stock. Dividend equivalents are credited as and when cash dividends are paid by us and then notionally reinvested in additional units. Column B in the table above includes voluntary deferrals made by each participating executive during 2018; these amounts are also included in either the “Salary” column or the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table. Column D in the table above includes the value of dividend equivalents credited during 2018. Column F in the table above is each participating executive’s balance in the DSU Plan as of December 31, 2018, which is the value of the deferred stock units credited to each executive as of such date and any dividend equivalents not yet notionally invested in units, all of which has been reported as compensation in the summary compensation tables for 2018 and prior years. A more complete description of our DSU Plan can be found in the CD&A section under the heading “Features and Objectives of Our 2018 Compensation Program” in the paragraph titled “Benefits and Perquisites.”
CEO PAY RATIO
General. As required by Section 953(b) of the Dodd-Frank Act, we are providing information about the relationship between the annual total compensation of our principal executive officer, Mr. Waycaster, and the median annual total compensation of our employees. The comparison is based on the compensation we pay our “median employee,” an individual who receives compensation that is greater than one-half of our employees and compensation that is less than one-half, excluding Mr. Waycaster for this purpose. The comparison is expressed as a ratio, indicating the number of times Mr. Waycaster’s annual total compensation exceeds the annual total compensation of our median employee. For 2018:

•	Mr. Waycaster’s annual total compensation (including health insurance premiums) was $2,433,574.

•	The annual total compensation of our median employee (including health insurance premiums) was $57,932; our median employee works as a mortgage loan processor at one of our Mississippi locations.

•	The ratio of Mr. Waycaster’s annual total compensation to the annual total compensation of our median employee was 42.0 to 1 (we refer to this ratio as the “CEO pay ratio”).

We had two principal executive officers in 2018 - Mr. McGraw and Mr. Waycaster. In such event, to calculate the CEO pay ratio, SEC rules permit us to use the compensation paid to the individual serving as principal executive officer on the same date that is selected to identify our median employee, which was December 31, 2018 (as discussed below). When this method is used, SEC rules require that we annualize the principal executive officer’s compensation. Mr. Waycaster’s compensation did not increase when he assumed the chief executive officer position, so his actual compensation for 2018 is the same as his annualized compensation.
Identifying our Median Employee. As explained above, our median employee is the individual whose compensation is greater than one-half of our employees and less than one-half, excluding Mr. Waycaster. SEC rules require a company to identify its median employee only once every three years unless there is a material change to the company’s employee population or compensation arrangements. We acquired Brand on September 1, 2018, which we concluded resulted in a material change in our employee population for 2018, and we identified a new median employee for purposes of this year’s CEO pay ratio calculations.
To identify the specific individual whom we have considered our median employee:

•
We first determined our employees as of December 31, 2018. Full-time, part-time, seasonal and temporary employees, and employees who joined us when we completed the Brand acquisition on September 1, 2018, were included, but independent contractors, leased employees and similar workers were not. On December 31, 2018, our total employee population was 2,432, and the number of independent contractors, leased employees and similar workers was not material.

•
We then “ordered” our employees based on a consistently-applied, representative measure of compensation we selected, which was total cash compensation paid to each employee. We adjusted these amounts by annualizing the compensation for full-time and part-time individuals who were employed on December 31, 2018 but did not work the entire year, including former Brand employees who joined us when we completed the acquisition. No full-time equivalent adjustments were made for part-time individuals, and we did not annualize the compensation of any temporary or seasonal employees.

Calculation of the CEO Pay Ratio. The CEO pay ratio compares the annual total compensation of Mr. Waycaster to the annual total compensation of our median employee. For this comparison, we are required to calculate Mr. Waycaster’s “annual total compensation” as the amount we reported in the “Total” column of the 2018 Summary Compensation Table above, which we elected to increase by the value of the insurance premiums we paid for coverage under our medical and dental plans in the amount of $6,539.
We calculated the annual total compensation of our median employee “as if” the amount would be reported in the “Total” column of the 2018 Summary Compensation Table, also increased by the value of the insurance premiums we paid for coverage under medical and dental plans in the amount of $7,488. This amount is different (greater) than the amount of our median employee’s total cash compensation because it includes some non-cash items, such as the value of our contributions to the 401(k) plan. We calculated the annual total compensation of our median employee on this basis because it permits us to more accurately compare the total compensation received by this employee to the total compensation of Mr. Waycaster.

PAYMENTS AND RIGHTS ON TERMINATION OR CHANGE IN CONTROL
General. Our named executives may receive compensation in the event of termination of employment. The compensation is payable under the terms of the employment agreements we have entered into with each of our named executives and under individual awards made under the LTIP. The amount, nature and availability of compensation generally depends upon the circumstances of termination, which may include:

•	Termination by the Company for cause;

•	Retirement or other voluntary termination;

•	Death or disability;

•	Termination by the Company without cause or a named executive’s constructive termination;

•	Termination in connection with a change in control; or

•	The expiration of an employment agreement.

More information about the compensation our named executives may receive in each of these circumstances is below. The amount of compensation included in the tables below is based on the stated assumptions; it is important to note that the actual compensation received by an executive will be contingent upon a number of factors that are presently indeterminable, such as the date of termination, the circumstances giving rise to termination, base salary at the time of termination, the performance of the Company in the year of termination, the specific terms of any employment agreement in effect at the time of termination, and the specific terms of any individual grant or award made under our PBRP and LTIP. The descriptions below are based on our agreements in effect as of December 31, 2018, which may be different at the time of an executive’s termination.

Employment Agreements. The Company entered into employment agreements with Messrs. McGraw and Hart, effective as of January 1, 2008 and July 1, 2007, respectively, and each of these agreements was amended in 2018 to reflect our succession plans. These amendments reduced base salary and resulted in corresponding reductions in certain benefits and other amounts. Effective as of January 1, 2016, the Company entered into employment agreements with Messrs. Waycaster, Chapman and Cochran, which were amended, effective January 1, 2018, to increase the amount payable in the event of a change in control or qualifying separation. We entered into an employment agreement with Mr. Morgan, effective as of September 1, 2018, in connection with our acquisition of Brand. More information about these agreements is provided below.
Unconditional Payments. Regardless of the circumstances of his termination, each of our named executives will receive certain unconditional payments, including (1) earned base salary, (2) any cash bonus for a fiscal year proceeding the year in which the termination occurs that has not been paid and (3) vested account balances maintained in our 401(k) plan, pension plan and non-qualified deferred compensation plans. More information about these plans may be found in the CD&A and in the descriptions following the 2018 Summary Compensation Table. We have not otherwise described or quantified these amounts below.
Restrictive Covenants. As consideration for the payments that are described below, each of our named executives has agreed to certain restrictive covenants limiting their activities after separation from employment, generally as follows:

•	Each executive may not solicit our customers and depositors or our employees for two years following his separation for any reason, except for Mr. Hart, whose covenant has a one-year duration.

•
Each executive is subject to a non-competition restriction that begins at the time of his separation. The duration of the restriction is two years for Mr. McGraw and one year for Mr. Hart. The duration of the restriction for Messrs. Waycaster, Chapman, Cochran and Morgan is two years for separation following a change in control and one year following other types of separation.

•	Each executive must protect our confidential information and trade secrets indefinitely.

Termination by the Company for Cause. Under the employment agreements with our named executives, no benefits or payments vest or become payable if we terminate the executive for cause, except for the unconditional payments described above or as may be required by law. Certain vested benefits may be forfeited in the event of our termination of employment for cause, including vested options and Mr. Hart’s SERPs. Generally, “cause” includes an executive’s: (1) commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information; (2) indictment for a felony or a crime involving moral turpitude; (3) willful failure to perform the duties of his position with us; (4) breach of an applicable code of conduct, code of ethics or similar rules adopted by us; (5) a material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002; or (6) the willful breach of his employment agreement that is not cured after notice.
Retirement or Other Voluntary Termination. A named executive is considered “retired” when he voluntarily separates from employment without cause on or after age 55 and after completing at least ten years of service with Renasant. As of December 31, 2018, Mr. McGraw, Mr. Waycaster, Mr. Hart and Mr. Cochran had attained age 55 and could retire. Except as provided below and the unconditional payments described above, we do not provide our executives with any specific retirement payments or benefits:

•
For eligible employees employed by the Company as of December 31, 2004, including their eligible dependents, we provide access to retiree medical benefits until age 65, and we pay a portion of the premium; only Mr. Waycaster is covered under the plan. If Mr. Waycaster had retired as of December 31, 2018, he would receive contributions towards retiree coverage in an approximate amount of $7,375, representing contributions for Mr. Waycaster and his spouse.

•
If a named executive retires during our fiscal year, he will receive his annual cash bonus under the PBRP, to the extent that applicable performance measures are achieved during the fiscal year in which his retirement occurs, prorated to reflect his period of service before retirement.

•
If a named executive retires during our fiscal year, he will receive his performance-based restricted stock award at the end of the applicable performance cycle, to the extent that applicable performance measures are achieved during the cycle, subject to proration to reflect his period of service before retirement.

•	Time-based restricted stock awards will be prorated based on actual service prior to retirement and vest.

If a named executive voluntarily terminates his employment before retirement, he receives no specific payments or benefits, other than the unconditional payments described above and benefits that may be required by law.
Death or Disability. If a named executive dies or becomes disabled while employed by us, he will receive the unconditional payments described above and one or more of the following:

•
For all of our officers, including our named executives, we provide life insurance protection in an amount equal to 250% of each officer’s base salary, subject to medical underwriting if the amount of the coverage exceeds $600,000.

•
Each of our named executives, other than Mr. McGraw, will receive a cash bonus under the PBRP, to the extent that performance measures are achieved during the applicable performance cycle in which his death or disability occurs, prorated to reflect the period of service before death or disability. Mr. McGraw will receive the amount of his target bonus, prorated to reflect his period of service.

•
For our named executives, other than Mr. McGraw, each executive’s performance-based restricted stock award will vest at the end of the applicable performance cycle to the extent that the performance measures are acheived, subject to proration for service rendered before death or disability. Mr. McGraw will receive his target award at the time of his death or disability, prorated to reflect his period of service during the applicable performance cycle.

•	Each executive’s time-based restricted stock award will be prorated for service rendered before his death or disability and vest.

•	Messrs. McGraw and Waycaster, who participate in our Deferred Income Plan, will receive a preretirement death benefit in the event either should die while employed by us.

Involuntary Termination Without Cause or Constructive Termination. Under our employment agreement with Mr. McGraw, if he is involuntarily terminated by us without cause or in the event of his constructive termination, he will receive the unconditional payments described above and:

•	He will receive a cash payment equal to two times his annualized base salary and the amount of his target bonus;

•	His performance-based restricted stock awards, which will vest at target;

•	His time-based restricted stock award, which will vest and be prorated based upon his period of service; and

•	We will pay premiums for the period of continuation coverage available to him and his eligible dependents under Section 4980B of the Internal Revenue Code, commonly referred to as “COBRA.”

Under our employment agreements with Messrs. Waycaster, Chapman, Hart, Cochran and Morgan, if any of them is involuntarily terminated by us without cause or in the event of a constructive termination, he will receive the unconditional payments described above and:

•	A cash payment equal to his annualized base salary for the remainder of the current term of the agreement, but not less than 12 months; Mr. Hart will receive his annualized base salary;

•	His target bonus prorated to reflect service during the performance cycle prior to his termination; Mr. Hart's target bonus is not subject to proration;

•	His performance-based restricted stock awards, which will be determined at the end of the performance cycle and prorated to reflect his service prior to his termination;

•	His time-based restricted stock award, which will be prorated to reflect his service prior to his termination and vest; and

•	COBRA continuation coverage premiums for the executive and his eligible dependents for a maximum period of 18 months.

The employment agreement for each of our named executives includes substantially the same definition of “constructive termination”: (1) a material reduction in the executive’s base salary or his authority, duties or responsibilities; (2) our material breach of the terms of the agreement; (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act); or (4) the relocation of the executive more than 30 miles from where he currently works (50 miles for Mr. Morgan). Upon the occurrence of an event constituting a constructive termination, the executive must promptly provide notice to us, and we must be provided a reasonable opportunity to “cure” the constructive termination event. If we fail to reasonably cure the event, the executive must promptly separate from employment thereafter.
Change in Control. All change in control payments under our employment agreements are contingent on a “double trigger,” which requires both the consummation of a change in control and a subsequent termination of employment during the 24-month period following the change in control. The termination of employment must be by us without cause or a constructive termination initiated by an executive. The term “change in control” generally refers to: (1) the acquisition by an unrelated person of not less than 50% of our common stock; (2) the sale of all or substantially all of our assets; (3) a merger in which we are not the surviving entity; or (4) a change in a majority of the members of our board of directors that occurs within a specified period. Our employment agreements provide for the following cash payments in the event of a change in control:

CASH PAYMENTS CHANGE IN CONTROL PROVISIONS
	Mr. McGraw	Mr. Waycaster	Mr. Chapman	Mr. Hart	Mr. Cochran	Mr. Morgan
Cash Payment	2.99 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.99 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.5 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.99 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.5 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.5 X the aggregate of (1) base salary and (2) average bonus paid during the two years preceding change in control
Premium Payments During COBRA continuation period	Maximum of 18 months for each executive and his eligible dependents
Tax Gross Up	None; all payments subject to cutback
Excess compensation payable on account of a change in control may constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, referred to as “Section 280G.” Parachute payments subject the recipient to a 20% excise tax and cause the loss of our Federal income tax deduction. Our named executives are all subject to cutback provisions, which would reduce any compensation due on account of a change in control to the extent necessary to avoid the imposition of the excise tax and the loss of deduction.
In addition to the cash payments described above, our LTIP provides with respect to restricted stock awards that: (1) performance measures will be deemed satisfied at the target level and (2) all awards will vest as scheduled, with accelerated vesting applicable only in the event of involuntary termination without cause or a constructive termination, either occurring within the 24-month period following a change in control.
Expiration of Employment Agreement. The employment agreements with each of our named executives will expire when either party gives timely notice to the other that the agreement will not be renewed. As described below, agreements with our named executives may provide for the payment of compensation in the event of expiration.

•
If Mr. McGraw’s employment agreement expires and his employment ceases, he will receive his target bonus for the year of expiration, and restricted stock awards will vest and be awarded in amounts determined as if he had retired.

•
If before January 1, 2021, we provide notice of non-renewal to any of Messrs. Chapman, Waycaster or Cochran and his employment then ceases, he will receive the compensation and benefits due in the event of a constructive termination, as described above. If we provide notice of non-renewal after January 1, 2021, or if either of Messrs. Chapman, Waycaster or Cochran provides notice of non-renewal at any time, no additional amount is due under the agreement. Mr. Morgan’s employment agreement has a similar provision, except that the date after which our notice of non-renewal no longer entitles him to compensation is August 31, 2023.

Potential Payments at Termination or Change in Control. The following tables set forth the value of post-employment payments that are not generally available to all employees or to all officers, determined as of December 31, 2018. The tables do not include the value of unconditional payments, including the value of Mr. Hart’s SERPs, under which the maximum benefit was vested as of December 31, 2018, and account balances in our non-qualified deferred compensation plans, which are also vested. We have included amounts payable under our employment agreements and LTIP awards for death, disability, termination without cause/constructive termination, termination in connection with a change in control and payments due on the expiration of an agreement. Unless otherwise noted, amounts included in the tables below are based on the following:

•	For payouts under the PBRP, we have included the actual payout for 2018, regardless of the reason for the payout.

•
For one-year time-based restricted stock awards, we have included the full value of the award, regardless of the reason for payout. For three-year time based restricted stock awards, we have included the value of a prorated award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2018, and we have included the full value of three-year time based awards.

•
For one-year performance-based restricted stock awards, we have included the actual payout determined at the end of the performance cycle, December 31, 2018, except that we have included the target payout in the event of a change in control. For three-year performance-based restricted stock awards, we have assumed a payout at target and prorated the award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2018; payouts are reported at target.

•	The value of our stock on December 31, 2018 was $30.18 per share.
Mr. McGraw

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(3)	Expiration of Agreement
Cash Payments(1)	$493,662	$493,662	$1,727,816	$4,703,028	$493,662
Awards of performance-based restricted stock(1)(2)	422,520	422,520	603,600	603,600	422,520
Awards of time-based restricted stock	392,340	392,340	392,340	392,340	392,340
COBRA Premiums (18 months)	—	—	—	—	—
Death Benefit	—	1,001,936	—	—	—
Total	$1,308,522	$2,310,458	$2,723,756	$5,698,968	$1,308,522

(1)
In the event of death or disability, Mr. McGraw would receive a payout of his target bonus under the PBRP and his performance-based restricted stock awards at the target level, each prorated to reflect his period of service during the applicable performance cycle.

(2)	In the event of termination without cause or a constructive termination, Mr. McGraw would receive a payout of his target shares.

(3)
As of December 31, 2018, Mr. McGraw would receive a cash payment calculated as 2.99 times his base salary and average bonus, subject to reduction in the event his aggregate payments would exceed the threshold determined under Section 280G.

Mr. Waycaster

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$752,575	$752,575	$1,382,575	$3,529,673	$1,382,575
Awards of performance-based restricted stock	379,936	379,936	379,936	452,700	379,936
Awards of time-based restricted stock	281,680	281,680	281,680	281,680	281,680
COBRA Premiums (18 months)	—	—	20,166	20,166	20,166
Death Benefit	—	337,725	—	—	—
Total	$1,414,191	$1,751,916	$2,064,357	$4,284,219	$2,064,357

(1)
As of December 31, 2018, Mr. Waycaster would receive a cash payment calculated as 2.99 times his base salary and average bonus, subject to reduction in the event his aggregate payments would exceed the threshold determined under Section 280G.

Mr. Chapman

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$425,563	$425,563	$900,563	$2,018,061	$900,563
Awards of performance-based restricted stock	253,291	253,291	253,291	301,800	253,291
Awards of time-based restricted stock	316,890	316,890	316,890	316,890	316,890
COBRA Premiums (18 months)	—	—	37,636	37,636	37,636
Total	$995,744	$995,744	$1,508,380	$2,674,387	$1,508,380

(1)
As of December 31, 2018, Mr. Chapman would receive a cash payment calculated as 2.5 times his base salary and average bonus, subject to reduction in the event his aggregate payments would exceed the threshold determined under Section 280G.

Mr. Hart

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$166,297	$166,297	$611,774	$1,057,840	$—
Awards of performance-based restricted stock	143,234	143,234	143,234	160,950	—
Awards of time-based restricted stock	88,518	88,518	88,518	88,518	—
COBRA Premiums (18 months)	—	—	9,713	9,713	—
Total	$398,049	$398,049	$853,239	$1,317,021	$—

(1)
As of of December 31, 2018, Mr. Hart would receive a cash payment calculated as 2.99 times his base salary and average bonus, subject to reduction in the event his aggregate payments would exceed the threshold determined under Section 280G.

Mr. Cochran

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$298,641	$298,641	$698,641	$1,669,266	$698,641
Awards of performance-based restricted stock	202,639	202,639	202,639	241,440	202,639
Awards of time-based restricted stock	226,350	226,350	226,350	226,350	226,350
COBRA Premiums (18 months)	—	—	31,041	31,041	31,041
Total	$727,630	$727,630	$1,158,671	$2,168,097	$1,158,671

(1)
As of December 31, 2018, Mr. Cochran would receive a cash payment calculated as 2.5 times his base salary and average bonus, subject to reduction in the event his aggregate payments would exceed the threshold determined under Section 280G.

Mr. Morgan

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$130,950	$130,950	$580,950	$1,452,375	$580,950
COBRA Premiums (18 months)	—	—	29,001	29,001	29,001
Total	$130,950	$130,950	$609,951	$1,481,376	$609,951

(1)
As of December 31, 2018, Mr. Morgan would receive a cash payment calculated as 2.5 times his annual base salary ($450,000) and bonus, subject to reduction in the event his aggregate payments would exceed the threshold determined under Section 280G.

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2018 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2018. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU §380), as adopted by the PCAOB in Rule 3200T (now codified as Auditing Standards No. 1301, Communications with Audit Committees). In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with such independence.
The committee discussed with our internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 18 meetings during 2018.
In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.
Audit Committee:

John T. Foy, Chairman	Marshall H. Dickerson, Vice Chairman
Jill V. Deer	Connie L. Engel
J. Niles McNeel	Michael D. Shmerling
February 27, 2019

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed HORNE LLP to serve as our independent registered public accountants for the 2019 fiscal year. A representative of HORNE LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP has served as our independent registered public accountants and audited our financial statements since 2005.
Fees related to services performed for us by HORNE LLP with respect to fiscal years 2018 and 2017 are as follows:

	2018	2017
Audit Fees(1)	$814,900	$786,000
Audit-related Fees(2)	36,100	35,050
Tax Fees	—	—
All Other Fees	—	—
Total	$851,000	$821,050

(1)
Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q and regulatory and statutory filings.

(2)	Audit-related fees primarily included fees and expenses associated with the audits of the financial statements of certain employee benefit plans and other required procedures.
In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2018 and 2017, none of the fees listed under Audit-related Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

VOTING YOUR SHARES
RECORD DATE; SHARES OUTSTANDING
The board of directors has fixed the close of business on Friday, February 22, 2019, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of the record date (February 22, 2019), our only outstanding class of securities was common stock, $5.00 par value per share. On that date, 150,000,000 shares were authorized, of which 58,569,904 shares were outstanding and were held by approximately 13,889 shareholders.
VOTING
Each share is entitled to one vote on each matter considered at the meeting. A shareholder may vote by proxy, whether or not he or she attends the annual meeting. Shareholders may vote by proxy:

•	Using the internet, at www.envisionreports.com/RNST. To vote via the internet, you will need the control number that is included on your proxy card or in the Notice.

•	Using a toll free telephone number, at 1-800-652-VOTE (8683). You will need the control number that is included on your proxy card or in the Notice.

•	By completing and mailing your proxy card to the address included on the card, if you received a paper copy of the proxy statement and proxy card.
A shareholder may also vote in person by ballot at the meeting only if you are a record holder or you obtain a broker representation letter from your bank, broker or other record holder and you bring proof of your identity to the meeting.
If you would like to attend the annual meeting in person and need driving directions, please contact Kevin D. Chapman, our Chief Financial Officer, by e-mail to KChapman@renasant.com or by phone at (662) 680-1450.
QUORUM
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting is a quorum. Once shares are represented for any purpose at the annual meeting, they are considered present for purposes of determining whether a quorum is present for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting.
HOW VOTES ARE COUNTED
Proxies. The shares voted by proxy will be voted as instructed at the annual meeting, including any adjournments or postponements of the meeting. If a signed proxy card is returned with no voting instructions, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy as follows:

•	“FOR” the election of nominee Connie L. Engel as a Class 1 director;

•	“FOR” the election of nominees John M. Creekmore, Jill V. Deer, Neal A. Holland, Jr., E. Robinson McGraw and Sean M. Suggs as Class 2 directors;

•	“FOR” the adoption of the non-binding advisory resolution approving the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2019.

Street Name. For shares held in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide voting instructions, the shares will not be voted on any matter for which the broker does not have discretionary authority to vote (these are generally non-routine matters). A vote that is not cast because instructions are not provided is called a “broker non-vote.” We will treat broker non-votes as shares present for purposes of determining whether a quorum is present, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count them as a vote FOR or AGAINST a matter or as an abstention on the matter. The ratification of our appointment of our independent registered public accountants is generally considered a routine matter for broker voting purposes, but neither the election of directors nor the adoption of the non-binding advisory resolution approving our executive compensation is considered routine.
Abstention. Under Mississippi law, an abstention by a shareholder either present in person at the annual meeting or represented by proxy is not a vote “cast” and is not counted “for” or “against” the matter subject to the abstention.
REQUIRED VOTE FOR EACH PROPOSAL
Directors are elected by plurality vote. Candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. For all other proposals, the affirmative vote of a majority of the votes cast is required for approval or ratification.
The board has adopted a “majority voting” policy that applies in an uncontested election of directors. Under this policy, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes “for” election, although still elected as a director, must promptly tender his or her resignation. The board will then determine whether to accept the resignation, and the board’s decision will be publicly disclosed. This policy does not apply in contested elections. More information about our majority voting policy is set forth below in the “Proposals” section under the heading “Proposal 1 - Election of One Class 1 Director.”
SHARES HELD BY RENASANT 401(K) PLAN
On the record date, the Renasant 401(k) plan held an aggregate of 805,068 shares, or 1.37%, of our common stock. If an account in the Renasant 401(k) plan is invested in common stock, those shares are voted by the owner of the account providing instructions to the plan’s trustee, Renasant Bank, who acts as the proxy and votes the shares. If voting instructions are not timely furnished, the trustee votes in a manner that “mirrors” how shares for which it has received instructions are voted.
SOLICITATION AND REVOCATION OF PROXIES
Solicitation. Our board of directors is soliciting your proxy. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the internet or by overnight delivery service. The Company bears the cost of proxy solicitation; individuals who are directors, officers and employees do not receive separate compensation for their services. We have also engaged our transfer agent, Computershare Inc., to assist in our solicitation of proxies; we do not pay additional compensation to Computershare Inc. for this service. We also reimburse banks, brokerage firms and other persons representing beneficial owners of our common stock for reasonable expenses incurred to forward proxy materials to our beneficial owners.
Revocation. A proxy may be revoked at any time before it is voted. To revoke a proxy:

•	Provide written notice to our Secretary before the annual meeting;

•	Provide a subsequent proxy either by telephone or on the internet;

•	Deliver a signed proxy card dated later than a previous proxy; or

•
Appear in person and vote at the annual meeting, if you are the record owner of our stock or you obtain a broker representation letter from your bank, broker or other record holder of our common stock.

Written notice of the revocation of a proxy should be delivered to the following address:
Renasant Corporation
Attn: Secretary
209 Troy Street
Tupelo, Mississippi 38804-4827
Any change to voting instructions previously provided to the trustee of our 401(k) plan must be received at least one business day before the meeting to be given effect.

PROPOSALS
PROPOSAL 1 - ELECTION OF ONE CLASS 1 DIRECTOR
Effective as of the completion of our acquisition of Brand, the size of the board was increased by one, and Connie L. Engel was appointed as a Class 1 director to fill this vacancy. Under our bylaws, the term of a director appointed to fill a vacancy ends as of the next annual meeting of shareholders. The board has nominated Connie L. Engel for election as a Class 1 director for a two-year term, or until the 2021 annual meeting, so that her term of office coincides with the term of office of our other Class 1 directors.
Class 1 Director. Biographical information about Connie L. Engel may be found in the section “Board Members and Compensation” under the heading “Members of the Board of Directors.” If for any reason Ms. Engel is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.
Required Vote; Majority Voting Policy. Directors are elected by a plurality vote; the nominees in each class who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected.
The board has adopted a “majority voting” policy. Under this policy, which applies only in an uncontested election of directors, any nominee for director who receives a greater number of “withhold” votes for his or her election than votes “for” such election, although still elected to the board, must promptly tender to the board his or her resignation as a director. This resignation will become effective upon acceptance by the board. If any resignation is tendered under these circumstances, our nominating committee must consider the resignation and make a recommendation to the board as to whether to accept or reject the director’s resignation. No later than 90 days after the shareholders meeting that resulted in a director being required to submit his or her resignation, the board must consider the recommendation of the nominating committee and act on such resignation.
Both the committee’s recommendation and the board’s decision with respect to a tendered resignation may include a range of alternatives, including acceptance of the resignation, rejection of it or rejection of it coupled with a commitment to address and cure the reasons believed to underlie the “withhold” votes. All relevant factors may be considered by the nominating committee and the board in evaluating whether to accept or reject a director’s resignation. These factors may include the reasons given by shareholders for the “withhold” vote, if known, and the impact on our compliance with SEC and Nasdaq rules and regulations if the director were to no longer serve on the board and the committees on which he or she serves. The director at issue may not participate in the committee’s and the board’s deliberations. The board’s decision will be disclosed in a Current Report on Form 8-K furnished to the SEC promptly after the board arrives at a decision regarding whether to accept or reject the director’s resignation (with the reason(s) for rejecting the resignation, if applicable).

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF CONNIE L. ENGEL AS A CLASS 1 DIRECTOR TO THE BOARD OF DIRECTORS.
PROPOSAL 2 - ELECTION OF FIVE CLASS 2 DIRECTORS
The board has nominated John M. Creekmore, Jill V. Deer, Neal A. Holland, Jr., E. Robinson McGraw and Sean M. Suggs for election as Class 2 directors. The five Class 2 directors to be elected at our annual meeting will serve a three-year term, or until the 2022 annual meeting, subject, in the case of Mr. McGraw, to his receipt of a waiver from our board of the requirement under our retirement policy that he resign from the board as of our 2020 annual meeting because he has reached age 72.
Class 2 Directors. Biographical information about each nominee for election may be found in the section “Board Members and Compensation” under the heading “Members of the Board of Directors.” If for any reason a nominee is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.
Required Vote; Majority Voting Policy. The information regarding the required vote for the election of directors and our majority voting policy in “Proposal 1 - Election of One Class 1 Director” immediately above applies to this proposal as well.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF JOHN M. CREEKMORE, JILL V. DEER, NEAL A. HOLLAND, JR., E. ROBINSON MCGRAW AND SEAN M. SUGGS AS CLASS 2 DIRECTORS TO THE BOARD OF DIRECTORS.

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION
Advisory Vote. Our board is seeking advisory shareholder approval of the compensation we pay to our named executive officers. This vote, called “say-on-pay,” is required by the Dodd-Frank Act and by Section 14A of the Exchange Act. We hold say-on-pay votes annually. For 2018, we are asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation hereby approve the compensation paid to the named executive officers of Renasant Corporation as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission (which disclosures include the Compensation Discussion and Analysis, the compensation tables and any related narrative).
Our compensation program is based on a design that rewards the attainment of performance measures that align the interests of our executives and shareholders and that provides competitive fixed compensation intended to enhance employee retention and achieve strategic goals. The relationship of our compensation program to the creation of shareholder value is illustrated above in the “Proxy Summary” section. The specific decisions made by our compensation committee for 2018 are summarized in detail in the CD&A and in compensation tables and related disclosures that follow the CD&A. We urge our shareholders to review these sections before deciding how to vote on this proposal.
As an advisory vote, this proposal is not binding, but our board and compensation committee will review the results as they continue to evaluate and modify our compensation program.
Required Vote. The affirmative vote by a majority of the votes cast at the annual meeting is required for the approval of the above resolution. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF HORNE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2019
Ratification. We are asking our shareholders to ratify the audit committee’s selection of HORNE LLP as our independent registered public accountants for 2019. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of HORNE LLP for shareholder ratification as a matter of good corporate practice.
Required Vote. The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2019. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain HORNE LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our best interests and in the best interests of our shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF HORNE LLP AS INDEPENDENT REGISTER PUBLIC ACCOUNTANTS FOR 2019.
OTHER MATTERS
As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those described in this proxy statement. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

STOCK OWNERSHIP
COMMON STOCK OWNERSHIP GREATER THAN 5%
The following table sets forth information regarding the beneficial ownership of our common stock as of March 4, 2019, by each person or entity, including any group, as that term is used in Section 13(d)(3) of the Exchange Act, known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock outstanding as of March 4, 2019, which was 58,632,816 shares.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
The Vanguard Group, Inc.	4,649,007	(1)	7.93%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
BlackRock, Inc.	3,630,777	(2)	6.19%
55 East 52nd Street
New York, New York 10055
Dimensional Fund Advisors LP	3,265,284	(3)	5.57%
Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 2) filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. (“Vanguard”) reporting beneficial ownership as of December 31, 2018. Of the 4,649,007 shares covered by the Schedule 13G, Vanguard has sole voting power with respect to 46,961 shares, shared voting power with respect to 6,407 shares, sole dispositive power with respect to 4,600,321 shares and shared dispositive power with respect to 48,686 shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 42,279 shares as a result of it serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 11,089 shares as a result of it serving as investment manager of Australian investment offerings.

(2)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 9) filed with the SEC on February 6, 2019 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2018. Of the 3,630,777 shares covered by the Schedule 13G, BlackRock has sole voting power with respect to 3,406,964 shares and sole dispositive power with respect to all of the shares. No one person or entity's interest in our common stock is more than 5% of our total outstanding common shares.

(3)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 9) filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2018. Of the 3,265,284 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 3,165,298 shares and sole dispositive power with respect to all of the shares. Dimensional is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional, no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS
The following table includes information about the common stock owned beneficially by (1) our directors and nominees, (2) our named executive officers and (3) our directors and executive officers, as a group, as of March 4, 2019. Each of the persons listed in the table below under the heading “Directors and Nominees” currently serves as a director of the Company. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827. The percentage ownership listed in the table is based on 58,632,816 shares of our common stock issued and outstanding as of March 4, 2019 plus, as to each director or executive officer, the number of shares of our common stock that he or she has the right to acquire within 60 days of such date.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other		Total	Percent
Directors and Nominees:(1)
Donald Clark, Jr.	5,517			18,197	(2)	23,714	*
John M. Creekmore	17,287					17,287	*
Albert J. Dale, III	26,546			203	(3)	26,749	*
Jill V. Deer	9,823					9,823	*
Marshall H. Dickerson	9,908	(4)				9,908	*
Connie L. Engel	500					500	*
John T. Foy	35,731					35,731	*
Richard L. Heyer, Jr.	25,523			3,780	(5)	29,303	*
Neal A. Holland, Jr.	62,321	(6)		162,847	(6)	225,168	*
J. Niles McNeel	8,993					8,993	*
Michael D. Shmerling	159,357	(7)		1,519	(7)	160,876	*
Sean M. Suggs	748					748	*
Named Executive Officers:
E. Robinson McGraw	231,146	(8)				231,146	*
C. Mitchell Waycaster	123,553	(9)				123,553	*
Kevin D. Chapman	92,812	(10)				92,812	*
R. Rick Hart	79,498	(11)				79,498	*
Scott Cochran	78,824	(12)		262	(12)	79,086	*
Bartow Morgan, Jr.	657,985	(13)		—		657,985	1.12%
All directors, nominees and executive officers as a group (26 persons total)	1,926,954		20,750	187,565		2,135,269	3.64%
* Less than 1% of the outstanding common stock.

(1)
For each non-employee director other than Ms. Engel and Mr. Suggs, direct ownership includes 1,010 shares representing an award of time-based restricted stock under the LTIP that will vest as of the 2019 annual meeting. Ms Engel and Mr. Suggs received awards of 500 and 748 shares of time-based restricted stock, respectively, reflecting when they joined the board in 2018. Each director possesses voting and dividend rights with respect to his or her shares.

(2)	Consists of 9,098 shares held in two individual retirement accounts owned by Mr. Clark's spouse and 9,099 shares held in a family trust of which Mr. Clark serves as the trustee.

(3)	These shares are held by Mr. Dale's grandchildren.

(4)	Of the shares owned by Mr. Dickerson, 4,885 shares are pledged as collateral for a loan from the Bank.

(5)	These shares are held by Dr. Heyer’s spouse.

(6)
Of the shares listed as directly owned, 49,918 shares are pledged as collateral for a loan from the Bank. Other ownership consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, 152,146 shares held by a family limited partnership, Holland Holdings, LP, 2,000 shares held in a living trust of which Mr. Holland serves as trustee, and 150 shares in a trust for his children.

(7)	Of the shares listed as directly owned, 139,834 shares are pledged as collateral for a loan. Other ownership includes 1,519 shares held by Mr. Shmerling's children.

(8)
Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes 15,295 shares representing an award of time-based restricted stock under our LTIP and 30,180 shares representing target awards of performance-based restricted stock under our LTIP.

(9)
Mr. Waycaster is also a member of our board of directors. Direct ownership includes an aggregate of 15,791 shares allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, 24,265 shares representing an award of time-based restricted stock under our LTIP and 31,030 shares representing target awards of performance-based restricted stock under our LTIP.

(10)
Direct ownership includes an aggregate of 5,673 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, 24,650 shares representing an award of time-based restricted stock under our LTIP and 20,300 shares representing target awards of performance-based restricted stock under our LTIP.

(11)
Mr. Hart is also a member of our board of directors. Direct ownership includes an aggregate of 732 shares allocated to his account under our 401(k) plan, over which Mr. Hart has voting power, and 2,350 shares representing an award of time-based restricted stock under our LTIP and 7,100 shares representing target awards of performance-based restricted stock under our LTIP.

(12)
Direct ownership includes an aggregate of 2,095 shares allocated to Mr. Cochran's account under our 401(k) plan, over which he has voting power, 14,175 shares representing an award of time-based restricted stock under our LTIP and 16,350 shares representing target awards of performance-based restricted stock under the LTIP. Other ownership includes 262 shares held by Mr. Cochran's children.

(13)
Of the 657,985 shares listed as directly owned, 330,295 shares are pledged as collateral for a loan. Direct ownership includes an aggregate of 3,660 shares allocated to Mr. Morgan’s account under Brand's 401(k) plan, over which he has voting power, 6,175 shares representing an award of time-based restricted stock under our LTIP and 12,350 shares representing target awards of performance-based restricted stock under our LTIP (both stock awards were made in 2019; Mr. Morgan was not eligible to receive stock awards in 2018).

The performance-based restricted stock awards under the LTIP described in notes 14-18 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending settlement at the end of the applicable performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based upon the outcome of applicable performance objectives. Each recipient also possesses voting and dividend rights with respect to the award of the time-based restricted stock described in note 1 for the directors and notes 14-18 for the executives.
The table above does not include stock units credited under the DSU Plan, which units will be paid in common stock upon retirement. Units in the DSU Plan are included in directors' and executive officers' stock ownership when measuring compliance with the Company's stock ownership guidelines. The following table presents the the stock units allocated to each director and executive under the DSU Plan as of January 1, 2019, which is the most recent allocation date as prescribed under the plan:

Stock Units Allocated under the DSU Plan
Directors and Nominees:
Donald Clark, Jr.	—
John M. Creekmore	3,832
Albert J. Dale, III	3,947
Jill V. Deer	4,065
Marshall H. Dickerson	5,438
Connie L. Engel	479
John T. Foy	7,942
Richard L. Heyer, Jr.	8,611
Neal A. Holland, Jr.	3,335
J. Niles McNeel	7,827
Michael D. Shmerling	17,691
Sean M. Suggs	551
Named Executive Officers:
E. Robinson McGraw	7,194
C. Mitchell Waycaster	122
Kevin D. Chapman	—
R. Rick Hart	547
Scott Cochran	1,253
Bartow Morgan, Jr.	—

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and Nasdaq reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.
Based solely upon a review of the reports on Forms 3 and 4 and amendments thereto furnished to us in 2018 and Forms 5 and amendments thereto furnished to us with respect to 2018, or written representations from reporting persons that no Form 5 filing was required, we believe that in 2018 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except that one report on Form 4, covering one transaction, filed by Mr. McGraw was filed late, and the Form 3 filed by Mr. Morgan in September 2018 contained errors which were corrected by the filing of an amended Form 3 in January 2019.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018. Requests should be mailed to John S. Oxford, Senior Vice President and Director of Marketing and Public Relations, 209 Troy Street, Tupelo, Mississippi 38804-4827. You may also access our Annual Report on Form 10-K on our internet website, www.renasant.com.

By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Renasant Corporation — Revocable Proxy

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2019

The person(s) signing this proxy card hereby appoint Donald Clark, Jr., Albert J. Dale III, John T. Foy and C. Mitchell Waycaster and each of them, acting singly, as attorneys and proxies of the signer of the proxy card, with full power of substitution, to vote all shares of stock which the signer is entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 23, 2019 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE (A) "FOR" THE ELECTION OF THE NOMINEE LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS A CLASS 1 DIRECTOR, (B) "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 2 ON THIS PROXY CARD AS CLASS 2 DIRECTORS, (C) "FOR" THE ADOPTION OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 3, AND (D) "FOR" THE RATIFICATION OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2019 SET FORTH IN PROPOSAL 4. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY, IF PROPERLY COMPLETED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS SIGNED BUT NO SPECIFIC VOTING DIRECTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) TO ELECT THE NOMINEE LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS A CLASS 1 DIRECTOR, (B) TO ELECT THE NOMINEES LISTED IN PROPOSAL 2 ON THIS PROXY CARD AS CLASS 2 DIRECTORS, (C) TO ADOPT, IN A NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT, SET FORTH IN PROPOSAL 3, AND (D) TO RATIFY THE APPOINTMENT OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2019 SET FORTH IN PROPOSAL 4.

(Items to be voted appear on reverse side)

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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RENASANT CORPORATION

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2019 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 3 and 4.

1. To elect 1 Class 1 Director

01 - Connie L. Engel
Class 1 director for a two-year term expiring in 2021

☐ **Mark here to vote FOR the nominee** ☐ **Mark here to WITHHOLD vote from the nominee**

☐ **For All EXCEPT** - To withhold a vote for the nominee, mark the box to the left and the corresponding numbered box to the right. 01 ☐

2. To elect 5 Class 2 Directors

01 - John M. Creekmore
Class 2 director for a three-year term expiring in 2022

02 - Jill V. Deer
Class 2 director for a three-year term expiring in 2022

03 - Neal A. Holland, Jr.
Class 2 director for a three-year term expiring in 2022

04 - E. Robinson McGraw
Class 2 director for a three-year term expiring in 2022

05 - Sean M. Suggs
Class 2 director for a three-year term expiring in 2022

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 ☐ 02 ☐ 03 ☐ 04 ☐ 05 ☐

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